UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SANDISK CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SANDISK CORPORATION

601 McCarthy Boulevard

Milpitas, California 95035

April 30, 2012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 12, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of SanDisk Corporation, a Delaware corporation (the “Company”), to be held on June 12, 2012 at 8:00 a.m., local time, at the Company’s headquarters, 601 McCarthy Boulevard, Milpitas, California 95035, for the following purposes:

1.	To elect eight directors to serve on the Company’s Board of Directors for the ensuing year and until their respective successors are duly elected and qualified. The nominees are Kevin DeNuccio, Irwin Federman, Steven J. Gomo, Eddy W. Hartenstein, Dr. Chenming Hu, Catherine P. Lego, Michael E. Marks and Sanjay Mehrotra.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2012.

3.	Advisory resolution to approve executive compensation.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice. The Company’s Board of Directors recommends that you vote (1) “FOR” each of the director nominees listed above; (2) “FOR” ratification of the appointment of Ernst & Young LLP; and (3) “FOR” the advisory resolution to approve executive compensation.

Only stockholders of record at the close of business on April 18, 2012 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

Regardless of whether you plan to attend the Annual Meeting, please vote your shares as soon as possible so that your shares will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the proxy card or the Notice of Internet Availability of Proxy Materials that was mailed to you. If you attend the meeting, you may revoke your proxy and vote your shares in person.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Michael E. Marks

Chairman of the Board of Directors

Milpitas, California

April 30, 2012

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

The Company’s proxy materials and Annual Report on Form 10-K are available at www.sandisk.com/IR.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

SANDISK CORPORATION

TO BE HELD JUNE 12, 2012

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board” and each, a “Director”) of SanDisk Corporation, a Delaware corporation (the “Company” or “SanDisk”), of proxies to be voted at the Company’s 2012 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 12, 2012, or at any adjournment or postponement thereof, for the purposes described herein. Stockholders of record at the close of business on April 18, 2012 (the “Record Date”) will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., local time, on June 12, 2012, at the Company’s headquarters, 601 McCarthy Boulevard, Milpitas, California 95035.

These materials were made available to stockholders entitled to vote at the Annual Meeting on or about April 30, 2012.

Important Notice Regarding Internet Availability

of Proxy Materials and Annual Report

Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), the Company is furnishing its proxy materials and Annual Report on Form 10-K (the “Proxy Materials”) primarily via the Internet. Accordingly, the Company began sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record and beneficial owners on or about April 30, 2012. All stockholders will have the ability to access the Proxy Materials on the website referred to in the Notice or request to receive a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy of the Proxy Materials may be found in the Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail, or electronically by e-mail, on an ongoing basis.

Choosing to receive future Proxy Materials electronically saves the Company the cost of printing and mailing documents to its stockholders, expedites receipt of the materials and conserves natural resources. If a stockholder chooses to receive future Proxy Materials electronically, the stockholder will receive an e-mail for future proxy material distributions with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials electronically will remain in effect until such stockholder terminates the request.

The Proxy Materials are also available at the Company’s website at www.sandisk.com/IR. In addition, the Company will provide copies of any of the Proxy Materials free of charge to any stockholder who requests copies by calling 1-800-579-1639 or by sending an e-mail with the 12-Digit Control Number found on the Notice or proxy card in the subject line to sendmaterial@proxyvote.com.

Voting Rights

On the Record Date, approximately 243,661,342 shares of the Company’s common stock (the “Common Stock”) were outstanding and entitled to vote at the Annual Meeting. The presence in person or by proxy of a majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

In addition to voting in person at the Annual Meeting, stockholders may vote by proxy as follows:

Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card.

Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided in the Notice or on the separate proxy card.

Mail. A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials.

Stockholders are urged to specify their choices on the proxy they submit by Internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted as the Board recommends on each proposal and the persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. Stockholder votes will be tabulated by a representative of Broadridge Financial Solutions, Inc.

Each share of Common Stock outstanding on the Record Date is entitled to one vote on each of the eight Director nominees and one vote on each other matter. To be elected, Directors must receive a majority of the votes cast with respect to such Director (e.g., the number of shares voted FOR a Director nominee must exceed the number of votes cast AGAINST that nominee). Under the Company’s Corporate Governance Principles, each Director nominee submits, in advance of the Annual Meeting, an irrevocable resignation that will become effective if (i) a majority of the votes cast in the election are voted AGAINST the Director nominee and (ii) the Board accepts the tendered resignation. The Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) considers the resignation and makes a recommendation to the Board about whether to accept or reject the resignation, or to take other action. The Board will consider and act on the Nominating and Governance Committee’s recommendation within 90 days from the date that the election results were certified and will disclose its action publicly within four (4) business days of the decision.

With respect to the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and the advisory resolution to approve executive compensation, you may vote FOR, AGAINST or ABSTAIN with respect to each proposal. In order to be approved, each of these proposals requires the affirmative FOR vote of a majority of the votes cast. Any ABSTAIN vote will have the same effect as a vote AGAINST the matter.

A broker or nominee is entitled to vote shares held for a beneficial holder on routine matters, such as the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial holder of those shares. On the other hand, absent instructions from the beneficial holder of such shares, a broker is not entitled to vote shares held for a beneficial holder on non-routine items considered at the Annual Meeting, such as the election of Directors and the advisory resolution to approve executive compensation. Consequently, if you do not give your broker specific instructions, your shares may not be voted on the non-routine matters and will not be counted in determining the number of shares necessary for approval. However, abstentions and broker non-votes (i.e., when a stockholder does not provide voting instructions to their broker or nominee) will count for purposes of determining whether a quorum exists.    Please instruct your bank or broker so your vote can be counted on all proposals.

Stockholders Sharing the Same Last Name and Address

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Common Stock but who share the same address, the Company has adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of the Notice and the Proxy Materials that are delivered until such time as one or more of these stockholders notifies the Company otherwise.

Stockholders who receive a single set of Proxy Materials as a result of householding and wish to have separate copies of the Notice or the Proxy Materials may submit a request to the Company’s Investor Relations department at 601 McCarthy Boulevard, Milpitas, California 95035 or call the Company’s Investor Relations department at (408) 801-1000, and the Company will promptly comply with such request. Stockholders may contact the Company’s Investor Relations representative at the phone number above if it receives multiple copies of the Proxy Materials and would prefer to receive a single copy in the future.

Revocability of Proxies

Any person giving a proxy has the power to revoke it at any time before the close of voting. Stockholders as of the Record Date may revoke their proxy by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of Common Stock are held in street name, contact your broker or nominee for specific instructions on revoking your vote.

Solicitation of Proxies

The Board is soliciting proxies for the Annual Meeting. The Company will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, facsimile or other means by Directors, officers or employees of the Company. No additional compensation will be paid to these individuals for these services. The Company will enlist the help of banks and brokerage firms in soliciting proxies from their customers and reimburse the banks and brokerage firms for related out-of-pocket expenses.

Annual Meeting Admission

Both stockholders as of the Record Date and holders of a valid proxy for the Annual Meeting are entitled to attend the Annual Meeting. Such individuals should be prepared to present photo identification, such as a valid driver’s license or passport, and verification of ownership of Common Stock or proxy status as of the Record Date for admittance. For stockholders as of the Record Date, proof of ownership as of the Record Date may be verified prior to admittance into the Annual Meeting. For stockholders who were not stockholders of record as of the Record Date but hold shares through a bank, broker or other nominee holder, proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership, may be verified prior to admittance into the Annual Meeting. For proxy holders, proof of valid proxy status may be verified prior to admittance into the Annual Meeting. Stockholders and proxy holders will be admitted to the Annual Meeting if they comply with these procedures.

Stockholder Proposals to be Presented at the 2013 Annual Meeting of Stockholders

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2013 Annual Meeting of Stockholders must be received by the Company no later than December 31, 2012 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. If the stockholder proposal is to be presented at the 2013 Annual Meeting of Stockholders but is not to be included in the Proxy Statement, the notice of proposal must be received no earlier than January 13, 2013 and no later than February 12, 2013 and with such information required by the Company’s Amended and Restated Bylaws (the “Bylaws”).

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board currently consists of eight members. All current Directors have been recommended for nomination by the Nominating and Governance Committee, have been nominated by the Board for re-election and are standing for re-election. Each of the eight nominees was elected to the Board by the stockholders at the 2011 Annual Meeting of Stockholders. The Board has determined that each of the nominees listed below, other than Mr. Mehrotra, is independent as defined under SEC rules and the listing standards of the NASDAQ Global Select Market (“NASDAQ”). There are no family relationships between any executive officer and any Director nominee. Directors elected to the Board will serve for the ensuing year and until their respective successors are duly elected and qualified. In the event that any Director nominee is unavailable to serve, which is not anticipated, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” each of the nominees named below. In accordance with the procedures described above under “Voting Rights,” a Director nominee must receive a majority of the votes cast with respect to his or her election to the Board. The proxies solicited by this Proxy Statement may not be voted for more than eight nominees.

Set forth below is information regarding the nominees to the Board as of April 18, 2012.

Name	Position(s) with the Company	Age	First Elected/Appointed as a Director
Michael E. Marks (1)	Chairman of the Board	61	2003
Kevin DeNuccio (1)(2)	Director	52	2009
Irwin Federman (2)(3)	Director	76	1988
Steven J. Gomo (3)	Director	60	2005
Eddy W. Hartenstein (1)	Director	61	2005
Dr. Chenming Hu (2)	Director	64	2009
Catherine P. Lego (3)(4)	Director	55	2004
Sanjay Mehrotra	President, Chief Executive Officer and Director	53	2010

(1)	Member of the Nominating and Governance Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Audit Committee.

(4)	Ms. Lego served as a member of the Board from 1989 to 2002 and returned to the Board in May 2004.

Business Experience and Qualifications of Nominees for Election as Directors

Mr. DeNuccio has served as a Director of the Company since August 4, 2009. Mr. DeNuccio has been the Chief Executive Officer of Metaswitch Networks, a provider of carrier systems and software solutions that enable communication networks to migrate to open, packet-based architectures, since February 2010. Mr. DeNuccio was President and Chief Executive Officer of Redback Networks Inc., a provider of advanced communications networking equipment, from August 2001 to January 2008, during which time it filed for Chapter 11 bankruptcy protection in 2003 and was acquired by LM Ericsson in January 2007 and operated as a wholly owned subsidiary of LM Ericsson. Mr. DeNuccio held various positions at Cisco Systems, Inc. from 1995 to 2001, including Senior Vice President of Worldwide Service Provider Operations. Previously, Mr. DeNuccio was also the founder, President and Chief Executive Officer of Bell Atlantic Network Integration Inc., a wholly owned subsidiary of Bell Atlantic (now Verizon Communications). Mr. DeNuccio has a B.A. in Finance from Northeastern University and an M.B.A. from Columbia University. Mr. DeNuccio has served as a director of Metaswitch Networks since December 2008 and Catholic Charities. Mr. DeNuccio previously served as a director of JDS Uniphase Corporation from December 2005 to November 2009 and Redback Networks Inc. from August 2001 to December 2009.

Director Qualifications: Mr. DeNuccio has been a senior executive at many companies in the consumer electronics industry and he brings significant senior leadership, management, operational and technological expertise to the Board. The Board values Mr. DeNuccio’s experience in leadership roles, including as chief executive officer, of publicly-held technology companies.

Mr. Federman has served as a Director of the Company since September 1988. Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman was President and Chief Executive Officer from 1979 to 1987, and Chief Financial Officer from 1970 to 1979, at Monolithic Memories, Inc., a semiconductor company. Mr. Federman has a B.S. in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University. Mr. Federman has served as a director of Intermolecular, Inc. since June 2005, Mellanox Technologies, Ltd. since June 1999 and Check Point Software Technologies Ltd. since 1995. Mr. Federman previously served as a director of Centillium Communications, Inc. from May 1998 to January 2006 and Nuance Communications, Inc. from 1995 to July 2005.

Director Qualifications: Mr. Federman has served in many senior leadership roles in the semiconductor industry throughout his career. The Board values Mr. Federman’s experience serving as the chief executive officer and chief financial officer of a large, complex, publicly-held technology company, as well as his venture capital experience, which is important to the Board’s understanding of business development, financing, strategic alternatives and industry trends. The Board also values Mr. Federman’s significant experience, expertise and background in financial and accounting matters, including in the technology industry.

Mr. Gomo has served as a Director of the Company since December 2005. Mr. Gomo was Executive Vice President, Finance and Chief Financial Officer from October 2004 until his retirement in December 2011, and Senior Vice President, Finance and Chief Financial Officer from August 2002 to September 2004, at NetApp, Inc., a storage and data management company. Mr. Gomo was also Chief Financial Officer of Gemplus International S.A. from November 2000 to April 2002, Chief Financial Officer of Asera, Inc. from February 2000 to November 2000 and Chief Financial Officer of Silicon Graphics, Inc. from February 1998 to February 2000. Previously, Mr. Gomo spent 24 years at Hewlett-Packard Company serving in various finance, financial management, manufacturing and general management positions. Mr. Gomo has a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University. Mr. Gomo has served as a director of Enphase Energy, Inc. since March 2011 and on the Board of Trustees of Oregon State University since October 2011. Mr. Gomo previously served as a director and member of the Audit Committee of Macromedia, Inc. from April 2004 to December 2005.

Director Qualifications: Mr. Gomo’s service as Chief Financial Officer of NetApp, Inc., as well as various senior finance roles with other companies in the technology industry, provides him with valuable insight into the Company’s finances, business and accounting. The Board also values Mr. Gomo’s significant experience, expertise and background in financial and accounting matters in the technology industry.

Mr. Hartenstein has served as a Director of the Company since November 2005. Mr. Hartenstein has been President and Chief Executive Officer of the Tribune Company, a multimedia, publishing, digital media and broadcasting company, since May 2011. Mr. Hartenstein has also been publisher and Chief Executive Officer of the Los Angeles Times since August 2008. Previously, Mr. Hartenstein was Chairman, President and Chief Executive Officer of HD Partners Acquisition Corporation, a company formed to acquire assets or businesses in the media, entertainment or telecommunications industry, from December 2005 through February 2008. Mr. Hartenstein was Chief Executive Officer from 2001 to 2004, and President from 1990 to 2001, at DIRECTV, Inc., a television service provider. Mr. Hartenstein was inducted into the Consumer Electronics Association Hall of Fame in 2008, the Broadcasting and Cable Hall of Fame in 2002 and the National Academy of Engineering in 2001, and received an Emmy from the National Academy of Television Arts and Sciences for lifetime achievement in 2007. Mr. Hartenstein has a B.S. in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona, and an M.S. in Applied Mechanics from the California Institute of Technology. Mr. Hartenstein has served as a director of Sirius XM Radio Inc. since July 2008, including as the non-executive Chairman of the board of directors since November 2009, and as a director of Broadcom Corporation since June 2008 and City of Hope since 2007. Mr. Hartenstein previously served as Vice Chairman of the board of directors of The DIRECTV Group, Inc. from December 2003 until his retirement in December 2004 and Chairman of the board of directors of DIRECTV, Inc. from 2001 through 2004 and as a director of Thomson, S.A. (Thomson Multimedia).

Director Qualifications: Mr. Hartenstein has experience in media relations and the communications industry and the Board benefits from his deep experience in the distribution of media content through a variety of channels. Mr. Hartenstein also brings significant senior leadership, technological and industry expertise to the Board. Mr. Hartenstein’s experience as a director of other public companies provides insights with regard to the operation of a Board and its role in overseeing the Company. The Board also values Mr. Hartenstein’s previous experience, including as the chief executive officer, of large, complex, publicly-held technology companies.

Dr. Hu has served as a Director of the Company since August 4, 2009. Dr. Hu has been the TSMC Distinguished Chair Professor of Microelectronics in Electrical Engineering and Computer Sciences since 2001, and a professor since 1976, at the University of California, Berkeley. Dr. Hu was also Chief Technology Officer of Taiwan Semiconductor Manufacturing Company, a semiconductor company, from June 2001 to July 2004. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences and Academia Sinica. Dr. Hu has a B.S. from National Taiwan University and an M.S. and a Ph.D. from the University of California, Berkeley, all in electrical engineering. Dr. Hu has served as a director of Inphi Corporation since August 2010. Dr. Hu previously served as a director of FormFactor, Inc. from December 2009 to December 2010, MoSys, Inc. from January 2005 to June 2010 and was founding Chairman of the board of directors of Celestry Design Technologies, Inc.

Director Qualifications: Dr. Hu has experience and expertise in the technologies used and supported by the Company, which is useful in the Board’s understanding of the Company’s research and development efforts, competing technologies and the products and processes that the Company develops. Dr. Hu’s experience as an educator aids his ability to communicate and inform the Board about technology and industry developments and trends. The Board also benefits from Dr. Hu’s experience on the boards of other publicly-held technology companies.

Ms. Lego served as a Director of the Company from 1989 to 2002 and returned to the Board in May 2004. Ms. Lego was a General Partner of The Photonics Fund, an early stage venture capital fund focused on investing in components, modules and systems companies for the fiber optics telecommunications market, from December 1999 to December 2009. Ms. Lego was a general partner at Oak Investment Partners, a venture capital firm, from 1981 to 1992. Ms. Lego previously practiced as a Certified Public Accountant with Coopers and Lybrand. Ms. Lego has a B.A. from Williams College and an M.S. in Accounting from the New York University Graduate School of Business. Ms. Lego has served as a director and Chair of the Audit Committee of Lam Research Corporation since January 2006 and Cosworth Group, a private United Kingdom-based precision engineering products and services company since 2011. Ms. Lego previously served as a director and Chair of the Audit Committee of WJ Communications, Inc. from October 2004 to May 2008 and StrataLight Communication, Inc. from September 2007 to January 2009.

Director Qualifications: Ms. Lego’s financial expertise, leadership skills and experience as a director of other public companies are valuable to the Board’s operations. The Board values Ms. Lego’s significant experience, expertise and background in financial and accounting matters, including in the technology industry. Ms. Lego’s venture capital experience aids the Board’s understanding of business development, financing, strategic alternatives and industry trends.

Mr. Marks has served as a Director of the Company since August 2003 and as Chairman of the Board since January 2011. Mr. Marks has managed Riverwood Capital, LLC (formerly Bigwood Capital, LLC), a private equity firm, since March 2007. Mr. Marks was interim Chief Executive Officer of Tesla Motors, Inc., a company that designs and manufactures electric vehicles, from August 2007 to November 2007. Mr. Marks was also a senior adviser from January 2007 to January 2008, and a member from January 2006 until January 2007, at Kohlberg Kravis Roberts & Co., a private equity firm. Mr. Marks was Chief Executive Officer of Flextronics, Inc., a leading manufacturing services provider, from January 1994 to January 2006. Mr. Marks has a B.A. and an M.A. in Psychology from Oberlin College and an M.B.A. from Harvard Business School. Mr. Marks has served as a director of Schlumberger Limited since 2005 and on the Board of Trustees of The Juilliard School since December 2011. Mr. Marks previously served as a director of Flextronics, Inc. from 1991 to January 2008, including as Chairman of the board of directors of Flextronics, Inc. from 1993 to January 2003 and upon his retirement as Chief Executive Officer in January 2006 until his retirement from the board of directors in January 2008. Mr. Marks also previously served as a director of Calix Networks, Inc. from 2009 to December 2010, Sun Microsystems, Inc. from April 2007 to January 2010 and Crocs, Inc. from August 2004 to July 2008.

Director Qualifications: Mr. Marks has experience serving as the chief executive officer of a large, complex, publicly-held technology company, which is valuable to the Board. The Board also values Mr. Marks’ significant experience, expertise and background in financial and accounting matters, including in the technology industry. Mr. Marks’ private equity experience adds value to the Board’s understanding of business development, financing, strategic alternatives and industry trends. Mr. Marks’ experience as a director for other public companies provides valuable insights with regard to the operation of a Board and its role in overseeing the Company.

Mr. Mehrotra has served as a Director of the Company since July 2010. Mr. Mehrotra co-founded the Company in 1988 and has been the President and Chief Executive Officer of the Company since January 2011. Mr. Mehrotra previously served in various executive roles for the Company, including as President and Chief Operating Officer, Executive Vice President and Chief Operating Officer, Senior Vice President of Product Development, Vice President of Product Development, and Director of Design Engineering. Mr. Mehrotra has more than 30 years of experience in the non-volatile semiconductor memory industry, including engineering and management positions at Integrated Device Technology, Inc., SEEQ Technology, Inc., Intel Corporation and Atmel Corporation. Mr. Mehrotra also holds several patents and has published articles in the area of non-volatile memory design and flash memory systems. Mr. Mehrotra has a B.S. and an M.S in Electrical Engineering and Computer Sciences from the University of California, Berkeley. Mr. Mehrotra has served as a director of Cavium, Inc. since July 2009 and on the Engineering Advisory Board of the University of California, Berkeley, the Global Semiconductor Alliance and the Stanford Graduate School of Business Advisory Council.

Director Qualifications: Mr. Mehrotra, as the co-founder, President and Chief Executive Officer of the Company, offers a unique perspective on the industry and the Company’s operations. Mr. Mehrotra brings significant senior leadership and technological and industry expertise to the Board. The Board values Mr. Mehrotra’s experience with the Company as its co-founder, President and Chief Executive Officer, which gives the Board a detailed understanding of the Company’s business and operations.

Board Governance

Corporate Governance Principles and Committee Charters

The Board has adopted a set of Corporate Governance Principles, which address important governance policies that assist the Board in following corporate practices that serve the best interests of the Company and its stockholders, including establishing the Board’s procedures for reviewing resignations submitted pursuant to the Company’s majority voting standard. Stockholders can access the Corporate Governance Principles at www.sandisk.com/IR. The Company will also provide copies of the Corporate Governance Principles free of charge to any stockholder who sends a written request to SanDisk Corporation, Investor Relations, 601 McCarthy Boulevard, Milpitas, CA 95035.

The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The charter for each committee is available at www.sandisk.com/IR.

The Company will also provide copies of any charter free of charge to any stockholder who sends a written request to SanDisk Corporation, Investor Relations, 601 McCarthy Boulevard, Milpitas, CA 95035.

Communications with the Board

The Company encourages stockholder communications with its Board. Individuals may communicate with the Board by sending an email to the Board’s attention at: BOD@sandisk.com, or by writing to the following address: Board of Directors, c/o Investor Relations, SanDisk Corporation, 601 McCarthy Boulevard, Milpitas, CA 95035. Communications that are intended specifically for non-management Directors should be sent to the attention of the Chair of the Nominating and Governance Committee. The Company will deliver correspondence to the Board unless the communication is unrelated to the Board’s duties, such as spam, junk mail, advertisements, mass mailings, solicitations, job inquiries or is otherwise irrelevant.

Board Meetings and Attendance

The Board held seven meetings during fiscal 2011, in addition to taking actions by unanimous written consent in lieu of a meeting. During fiscal 2011, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during the period for which such person has been a Director and (ii) the total number of meetings held by all committees of the Board on which such person served during the period for which such Director served on the Board. The Company encourages each incumbent Director and each nominee to the Board to attend its Annual Meeting of Stockholders. All of the Director nominees who were serving as Directors at the time of the 2011 Annual Meeting of Stockholders attended that meeting.

Audit Committee

The Audit Committee of the Board (the “Audit Committee”) held 11 meetings during fiscal 2011, in addition to taking actions by unanimous written consent in lieu of a meeting. The Audit Committee, which currently consists of Directors Federman, Gomo and Lego (Chair), oversees on behalf of the Board the integrity of the Company’s financial statements and the appointment, compensation, qualifications, independence and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements and the performance of the Company’s internal accounting, audit and financial controls. The Audit Committee also conducts quarterly reviews with management on the Company’s enterprise risk assessment and mitigation processes and assists the Board with its oversight and annual review of the Company’s enterprise risk management. The Audit Committee is authorized to conduct investigations, and to retain, at the expense of the Company, independent legal, accounting or other professional consultants selected by the Audit Committee, for any matters relating to its purposes. The Board adopted a written charter for the Audit Committee, which was last reviewed and approved in March 2012. The Board has determined that each member of the Audit Committee is an “audit committee financial expert” as defined by the SEC. The Board has also determined that each member of the Audit Committee is an “independent director” as defined by NASDAQ regulations and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Compensation Committee

The Compensation Committee of the Board (the “Compensation Committee”) held 10 meetings during fiscal 2011, in addition to taking actions by unanimous written consent in lieu of a meeting. The Compensation Committee, which currently consists of Directors Federman (Chair), DeNuccio and Hu, establishes the general compensation policies of the Company and reviews and approves compensation of the executive officers of the Company. In addition, Dr. James D. Meindl, until his retirement from the Board as of the 2011 Annual Meeting of Stockholders, and Mr. Marks, through mid-March 2012, previously served on the Compensation Committee. The Board adopted a charter for the Compensation Committee, which was last reviewed and approved in March 2012. The charter requires that the Compensation Committee consist of no fewer than three Directors who satisfy the independence requirements of NASDAQ and applicable law. The Board has determined that each member of the Compensation Committee satisfies such independence requirements.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•

reviewing and approving the corporate goals and objectives relevant to the compensation of the chief executive officer and, in consultation with the chief executive officer, the other executive officers;

•	evaluating the chief executive officer’s performance and, in consultation with the chief executive officer, the other executive officers’ performance in light of the committee’s goals and objectives;

•

setting officer compensation levels based on such evaluation and other factors deemed appropriate, including the Company’s performance and relative stockholder return, the value of incentive awards to executive officers at comparable companies and the awards given to the Company’s officers in past years;

•

reviewing and approving significant employment agreements, separation and severance agreements, arrangements or transactions with executive officers, including any arrangements having any compensatory effect or purpose;

•

reviewing and assisting the Board in developing succession plans for executive officers in consultation with the chief executive officer, other members of the Board and other appropriate management personnel;

•

reviewing and recommending to the Board appropriate director compensation programs for non-employee Directors, committee chairs and committee members, consistent with applicable requirements of the listing standards and applicable laws for independent Directors and including consideration of cash and equity components;

•

developing and periodically assessing the Compensation Committee’s compensation policies applicable to the Company’s executive officers and Directors, including the relationship of corporate performance to executive compensation, and periodically reviewing the Company’s policies and assessing and making recommendations to the Board concerning the Company’s stock and incentive compensation plans, including the impact of stock compensation plans on stockholder value and the impact of dilution from the Company stock plans;

•

approval of stock option grants and other share-based or incentive awards under the Company’s stock and incentive compensation plans, including any performance criteria, and otherwise assisting the Board in administering awards under these plans;

•

reviewing and approving the disclosures on executive compensation and preparing a report to the Board recommending that such disclosures be included in the Company’s Annual Report on Form 10-K and the Company’s proxy statement;

•	periodically assessing the relationship between the Company’s compensation programs and risk management; and

•

performing any other activities consistent with the Compensation Committee charter, the bylaws and applicable listing standards and laws as the Compensation Committee or the Board considers appropriate.

Processes and Procedures. The Company’s President and Chief Executive Officer (the “Chief Executive Officer”) recommends to the Compensation Committee for its approval the base salary, annual bonus and long-term equity compensation levels for the executive officers other than himself, in accordance with the Compensation Committee charter. The Company’s Executive Vice President, Administration and Chief Financial Officer recommends to the Company’s Chief Executive Officer the form and amount of compensation provided to the Company’s Chief Legal Officer and Senior Vice President of IP Licensing. Except for the Company’s

Chief Executive Officer and Executive Vice President, Administration and Chief Financial Officer, no other executive officer currently has a role in determining or recommending the form or amount of compensation paid to the executive officers, other than providing financial and other information requested by the Compensation Committee from time to time. The performance of each executive officer is reviewed annually by the Compensation Committee based on whether various performance objectives were met during the preceding review period. Each executive officer is given a performance rating based on such review that is presented to the Compensation Committee and used in the Compensation Committee’s review and analysis of such executive officer’s overall compensation.

The Board has delegated concurrent authority to the Compensation Committee and a committee that may consist of one or more Directors (the “Special Option Committee”) to grant share-based awards (including stock options and stock units) to employees who are not subject to Section 16 of the Exchange Act (the “Section 16 officers”). The Special Option Committee may not grant share-based awards to Directors. In fiscal 2011, the Special Option Committee consisted of Mr. Mehrotra. The Board has also delegated authority to a Secondary Executive Committee to grant stock options (but not stock units or other equity awards) to non-Section 16 officers and non-Directors. The Secondary Executive Committee may be comprised of one or more officers of the Company. Concurrent with Mr. Mehrotra’s appointment to the Special Option Committee in July 2010, Mr. Mehrotra resigned from the Secondary Executive Committee. In fiscal 2011, the Secondary Executive Committee consisted of Judy Bruner, the Company’s Executive Vice President, Administration and Chief Financial Officer, and James F. Brelsford, the Company’s Chief Legal Officer and Senior Vice President of IP Licensing, who was appointed to the Secondary Executive Committee in March 2011. Share-based awards to the Section 16 officers are made exclusively by the Compensation Committee.

Independent Compensation Consultant. Pursuant to its charter, the Compensation Committee has the power, in its discretion, to retain at the Company’s expense, independent counsel and other advisors and experts as it deems necessary or appropriate to carry out the Compensation Committee’s duties. Under its charter, the Compensation Committee has the express authority to decide whether to retain a compensation consultant to assist in the evaluation of the Company’s compensation programs. If the Compensation Committee decides, in its discretion, to retain a compensation consultant, the Board delegates to the Compensation Committee the sole authority to retain and terminate such consultant engaged to assist in the evaluation of the compensation of the Company’s executive officers (including all of the Named Executive Officers, as defined below in “Compensation Discussion and Analysis”). In fiscal 2011, the Compensation Committee did not retain any outside compensation consultants. From time to time, management has retained and consulted with its own outside advisors, including compensation consultants, to assist in analyzing the Company’s peer companies and preparing recommendations to the Compensation Committee regarding compensation programs and levels.

Compensation Committee Interlocks and Insider Participation. No current member of the Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation Committee during the fiscal year ended January 1, 2012.

Analysis of Risk in Compensation Programs. In setting compensation, the Compensation Committee also considers the risks to the Company’s stockholders, and the Company as a whole, arising out of the Company’s compensation programs. In March 2012, the Company’s management met with the Company’s external legal counsel to discuss and assess the risk profile of the Company’s compensation programs. Their review considered risk-influencing characteristics of the overall structure and individual components of the Company’s compensation program, including the Company’s base salaries, incentive plans and equity plans. A report regarding management’s findings was provided to the Compensation Committee for its review and consideration. Following this review and consideration, the Compensation Committee concurred with management’s conclusions that the Company’s compensation policies were not reasonably likely to have a material adverse effect on the Company and include many features that mitigate the likelihood of excessive risk-taking, including those discussed below.

Balance of Compensation. Individual elements of the Company’s compensation program include base salaries, incentive compensation, and for certain of its employees, share-based awards. By providing a mix of different elements of compensation that reward both short-term and long-term performance, the Company’s compensation programs as a whole provide a balanced approach to incentivizing and retaining employees, without placing an inappropriate emphasis on any particular form of compensation.

Objective Company Results and Pre-established Performance Measures Dictate Annual Incentives. Under the Company’s cash-based incentive plan, payments are subject to the satisfaction of specific annual performance objectives established by the Compensation Committee in advance and may be subject to reimbursement or forfeiture under the Company’s clawback policy. These performance objectives were directly and specifically tied to earnings per share and achievement of strategic objectives for fiscal 2011.

Use of Long-Term Incentive Compensation. Share-based long-term incentive compensation that vests over a period of years is a key component of the total compensation of many of the Company’s employees. This vesting period encourages the Company’s executives and other employees to focus on sustaining and improving the Company’s long-term performance. These grants are generally made annually, so executives and other key employees always have unvested awards that could decrease significantly in value if the Company’s business is not managed for the long term.

Internal Processes Further Restrict Risk. The Company has in place additional processes to limit risk to the Company from its compensation programs. Specifically, sales commission payments are subject to multiple internal controls regarding payout terms and payroll programs. Additionally, financial results upon which incentive compensation payments are based are subject to regular review and audit. In addition, the Company from time to time engages an external compensation consulting firm to assist in the design and review of the Company’s compensation programs, as well as external legal counsel to assist with the periodic review of the Company’s compensation plans to ensure compliance with applicable laws and regulations.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board held two meetings and did not act by unanimous written consent during fiscal 2011. The Nominating and Governance Committee currently consists of Directors Marks (Chair), DeNuccio and Hartenstein. Mr. DeNuccio was appointed to serve as a member of the Nominating and Governance Committee in March 2012. The Nominating and Governance Committee identifies, considers and recommends Director nominees to be selected by the Board for submission to vote at the Company’s annual stockholder meetings and to fill vacancies occurring between annual stockholder meetings, implements the Board’s criteria for selecting new Directors, develops or reviews and recommends corporate governance policies for the Board, and oversees the annual board and committee evaluation process. The Nominating and Governance Committee is also authorized to conduct investigations and to retain, at the expense of the Company, independent legal, accounting, financial, governance or other professional consultants selected by the Nominating and Governance Committee, for any matters relating to its purposes. The Board adopted a charter for the Nominating and Governance Committee, which was last reviewed and approved in March 2012. The Board has determined that each of the members of the Nominating and Governance Committee is an “independent director” as defined by NASDAQ regulations.

Board Leadership Structure and Risk Oversight

Board Leadership Structure

Mr. Marks has served as the Chairman of the Board since January 1, 2011. Mr. Mehrotra has served as Chief Executive Officer of the Company since January 1, 2011 and as a Director since July 2010. The Board believes that it is in the Company’s best interests to maintain a separation of the Chairman of the Board and the Chief Executive Officer roles because it allows the Chief Executive Officer of the Company to focus on the Company’s day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Further, the Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position, as well as the commitment required to serve as the Company’s Chairman, particularly as the Board’s oversight responsibilities continue to grow. The Company’s Corporate Governance Principles do not establish this approach as a fixed policy, but as a structure that is considered from time to time.

Each of the current Directors, other than Mr. Mehrotra, is independent and the independent Directors have regular executive sessions. Following an executive session of independent Directors, one or more of the attending Directors may: (1) act as a liaison between the independent Directors and management regarding any specific feedback or issues; (2) provide management with input regarding agenda items for Board and Committee meetings; and (3) coordinate with management regarding information to be provided to the independent Directors in performing their duties. The Board believes that this approach appropriately and effectively complements the Company’s current leadership structure.

Under its charter, the Nominating and Governance Committee periodically reviews the performance of the full Board, which includes the functionality of the Board’s leadership structure.

Board Role in Risk Oversight

The Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted at the Board level and, where relevant to a committee’s duties, through the committees of the Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. In addition, the Audit Committee conducts quarterly reviews with management on the Company’s enterprise risk assessment and mitigation processes and assists the Board with its oversight and annual review of the Company’s enterprise risk management. The Company believes this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

Consideration of Director Nominees

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the director nomination process by preparing a slate of potential candidates who, based on their qualifications and other information available to the Nominating and Governance Committee, appear to meet the criteria specified below and/or who have specific desirable qualities, skills or experience (based on input from the full Board). The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees. The nomination of existing Directors is not automatic, but is based on continuing qualification under the criteria set forth below and the Corporate Governance Principles of the Company. Under the Company’s Corporate Governance Principles, the number of officers and employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the Directors is “independent” under applicable SEC and stock exchange rules.

After the Nominating and Governance Committee reviews a nominee’s qualifications and characteristics, a new candidate will be interviewed by at least one member of the Nominating and Governance Committee and by the Chief Executive Officer. Upon completion of the evaluation process, the Nominating and Governance Committee determines the list of potential candidates to be recommended to the full Board for nomination at the annual meeting or to fill any vacancy on the Board. The Board will select the slate of nominees, including any nominee to fill a vacancy, only from candidates screened and approved by the Nominating and Governance Committee.

Stockholder-Recommended Nominees

The Nominating and Governance Committee considers recommendations for Director nominees that are properly submitted by stockholders. In evaluating the recommended nominees (“Recommended Candidates”), the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers the membership criteria set forth under “Identifying and Evaluating Nominees for Directors” and “Director Qualifications.”

In order to be properly submitted, recommendations of Recommended Candidates must be timely sent to the Chair of the Nominating and Governance Committee, c/o SanDisk Corporation, 601 McCarthy Boulevard, Milpitas, CA 95035. The recommendation must include the following written materials: (1) all information relating to the Recommended Candidate that is required to be disclosed pursuant to applicable Exchange Act rules and regulations and the Company’s Bylaws (including, with respect to the Recommended Candidate, such person’s written consent to being named in the proxy statement as a nominee and, such person’s written consent to serving as a Director if elected); (2) the name(s) and address(es) of the recommending stockholder(s) and the amount of the Company’s securities owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the Recommended Candidate’s qualifications, with a focus on the criteria described below under “Director Qualifications;” (4) a representation that the recommending stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials; and (5) any material interest of the stockholder in the recommended nomination.

If the Recommended Candidate is intended to be considered by the Nominating and Governance Committee for recommendation to the Board for the slate of Directors to be voted on at the annual meeting of the Company’s stockholders, the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting and must also comply with the provisions for stockholder proposals set forth in the Company’s Bylaws.

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards;

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	Commitment to understand the Company and its business, industry and strategic objectives;

•	Commitment and ability to regularly attend and participate in meetings of the Board, Board Committees and stockholders, and ability to generally fulfill all responsibilities as a Director;

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•	Good health and ability to serve;

•

For prospective non-employee Directors, independence under applicable SEC and stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee’s ability to effectively serve as a Director; and

•	Willingness to accept the nomination to serve as a Director of the Company.

Other Factors for Potential Consideration. The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will contribute to the Board’s overall diversity of backgrounds, skills, perspectives and experiences;

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC and stock exchange rules;

•	The diversity of the composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths;

•	The number of other company boards on which the candidate serves; and

•

For incumbent Directors standing for re-election, the incumbent Director’s performance during his or her term, including the number of meetings attended, level of participation and overall contribution to the Company; the number of other company boards on which the individual serves; the composition of the Board at that time; any changed circumstances affecting the individual Director, which may bear on his or her ability to continue to serve on the Board or his or her value to the Board; and the Company’s retirement policy for Directors, as set forth in its Corporate Governance Principles.

Director Compensation Table—Fiscal 2011

The following table presents information regarding the compensation paid during fiscal 2011 to Directors who were members of the Board at any time during fiscal 2011 and who were not also an employee of the Company (referred to herein as “Non-Employee Directors”). Directors employed by the Company are not entitled to receive additional compensation for their service as Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)(3)	Option Awards ($) (1)(2)(3)	All Other Compensation ($)	Total ($)
Michael E. Marks	122,500	77,877	94,541	—	294,918
Kevin DeNuccio	50,000	77,877	94,541	—	222,418
Irwin Federman	85,000	77,877	94,541	—	257,418
Steven J. Gomo	70,000	77,877	94,541	—	242,418
Eddy W. Hartenstein	57,500	77,877	94,541	—	229,918
Dr. Chenming Hu	57,500	77,877	94,541	—	229,918
Catherine P. Lego	80,000	77,877	94,541	—	252,418
Dr. James D. Meindl (4)	28,750	—	—	—	28,750

(1)

The amounts represent the full grant date fair value of the stock awards and option awards granted in fiscal 2011 as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For a discussion of the assumptions and methodologies used to calculate the valuations of the stock awards and option awards, please see the discussion of stock awards and option awards contained in Note 9 “Compensation and Benefits,” of the Notes to Consolidated

Financial Statements in Part II, Item 8 “Financial Statements and Supplementary Data,” of the Company’s Form 10-K for the fiscal year ended January 1, 2012 filed with the SEC on February 23, 2012. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to the Directors is generally recognized over the vesting periods applicable to the awards.

(2)

In fiscal 2011, the Company granted each of the Non-Employee Directors, other than Dr. Meindl, an annual stock option award in the amount of 6,250 shares, with an exercise price of $43.05, and an annual restricted stock unit grant in the amount of 1,809 shares. Subject to the Non-Employee Director’s continued service, the shares subject to each such award vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date.

(3)

The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards (which term includes restricted stock units for purposes of this Proxy Statement) held by each of the Company’s Non-Employee Directors as of January 1, 2012:

Director	Number of Shares Subject to Outstanding Option Awards as of 1/1/12	Number of Unvested Shares or Units as of 1/1/12
Michael E. Marks	31,250	1,809
Kevin DeNuccio	25,000	10,715
Irwin Federman	25,000	1,809
Steven J. Gomo	50,000	1,809
Eddy W. Hartenstein	62,500	1,809
Dr. Chenming Hu	37,500	10,715
Catherine P. Lego	141,750	1,809
Dr. James D. Meindl (4)	18,750	—

(4)

Dr. Meindl retired from the Board, effective as of the 2011 Annual Meeting of Stockholders held on June 7, 2011. Dr. Meindl’s vested stock options will terminate on June 7, 2012 to the extent not exercised prior to such date.

Director Compensation

Compensation for Non-Employee Directors during fiscal 2011 generally consisted of annual retainers and annual share-based awards.

Annual Retainers

The following table sets forth the schedule of the annual retainers for the Non-Employee Directors in effect during fiscal 2011:

Type of Fee	2011
Annual Board Retainer	$50,000
Additional Annual Retainer to Chairman of the Board	$50,000
Additional Annual Retainer to Chair of Audit Committee	$30,000
Additional Annual Retainer to Chairs of Compensation Committee and Nominating and Governance Committee	$15,000
Additional Annual Retainer to non-Chair Members of Audit Committee	$20,000
Additional Annual Retainer to non-Chair Members of Compensation Committee and Nominating and Governance Committee	$7,500

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as Directors and as committee members.

Share-based Awards

Under the Company’s Non-Employee Director compensation policy, as currently in effect, a Non-Employee Director who first takes office and who has not been employed by the Company in the preceding twelve (12) months receives, at the time of his or her election or appointment to the Board, (i) an initial option grant to purchase 25,000 shares of Common Stock (the “Initial Option Grant”), and (ii) an initial restricted stock unit grant for a number of units determined by dividing $320,000 by the average closing price per share of Common Stock on NASDAQ for the five (5) trading days ended on, and including, the grant date (the “Initial Unit Grant”). Each Non-Employee Director who has served in that capacity for at least six (6) months at the time of grant also receives, on the date of the annual meeting of the Company’s stockholders, an annual award consisting of (i) an option grant to purchase 6,250 shares of Common Stock (the “Annual Option Grant”), and (ii) a restricted stock unit grant for a number of units determined by dividing $80,000 by the average closing price per share of Common Stock on NASDAQ for the five (5) trading days ended on, and including, the grant date (the “Annual Unit Grant”). The initial and annual awards described above are granted under, and are subject to, the Company’s 2005 Amended and Restated Incentive Plan (the “2005 Plan”).

Initial and Annual Stock Option Grants. The Initial and Annual Option Grants are granted with a per share exercise price equal to the fair market value of a share of Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s share-based award grant practices, the fair market value is equal to the closing price of a share of the Common Stock on NASDAQ on the grant date.

The stock options granted to Non-Employee Directors are immediately exercisable. However, upon a Non-Employee Director’s cessation of service with the Company, any shares purchased upon exercise of the option that have not vested (as described below) are subject to repurchase by the Company at the lower of (i) the exercise price paid for the shares or (ii) the fair market value of the shares at the time of repurchase (as determined under the 2005 Plan). This type of stock option is generally referred to as an “early exercise” stock option because the holder is permitted to exercise the option prior to the time that the underlying shares vest. Subject to the Non-Employee Director’s continued service, the shares subject to the Initial Option Grant vest, and the Company’s repurchase right lapses, in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the shares subject to the Annual Option Grant vest, and the Company’s repurchase right lapses, in one installment on the earlier of (i) first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date.

Once vested, each option will generally remain exercisable for fully vested shares of Common Stock (i.e., shares which are not subject to the Company’s repurchase right) until its normal expiration date. Each of the options granted to the Company’s Non-Employee Directors under the 2005 Plan has a term of seven (7) years. However, vested stock options may terminate earlier in connection with a change in control of the Company. Pursuant to the terms of the 2005 Plan, stock options granted to the Company’s Non-Employee Directors will vest on an accelerated basis in connection with a change in control of the Company. Shares subject to the option that have not vested will immediately terminate (or be subject to the Company’s repurchase right to the extent already purchased under the option) upon the cessation of the Non-Employee Director’s service. However, the shares subject to options vest, and the Company’s repurchase right lapses, in full if the Non-Employee Director’s cessation of service is as a result of the Director’s death or permanent disability. Non-Employee Directors generally have twelve (12) months to exercise the vested portion of the option following a cessation of service.

The options granted to Non-Employee Directors do not include any dividend or dividend equivalent rights. However, Non-Employee Directors are entitled to dividends with respect to shares purchased upon exercise of options, whether or not such shares have vested under the option, at the same rate as of the Company’s other stockholders.

Initial and Annual Restricted Stock Unit Grants. Each restricted stock unit awarded to the Company’s Non-Employee Directors represents a contractual right to receive one share of the Common Stock if the time-

based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each Non-Employee Director.

Subject to the Non-Employee Director’s continued service, the units subject to the Initial Unit Grant vest in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the units subject to the Annual Unit Grant vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date. Pursuant to the terms of the 2005 Plan, restricted stock units granted to the Company’s Non-Employee Directors will vest on an accelerated basis in connection with a change in control of the Company. Upon the cessation of the Non-Employee Director’s service, any unvested restricted stock units will generally terminate. However, restricted stock units granted to a Non-Employee Director vest in full if the Non-Employee Director’s cessation of service is as a result of the Director’s death or permanent disability.

Restricted stock units will generally be paid in an equivalent number of shares of the Common Stock as they vest. Non-Employee Directors are not entitled to voting or dividend rights with respect to the restricted stock units, and the restricted stock units generally may not be transferred, except to the Company or to a beneficiary of the Non-Employee Director upon his or her death. However, non-Employee Directors are entitled to the following dividend equivalent rights with respect to the restricted stock units. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the restricted stock units have either been paid or terminated, then the Company will credit the Non-Employee Director’s bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid restricted stock units (including any unvested restricted stock units) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original restricted stock units to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

The Board administers the 2005 Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits.

Required Vote

The required vote for the election of each Director is as described above under “Voting Rights.”

Recommendation of the Board of Directors

The Board believes that Proposal No. 1 is in the Company’s best interests and the best interests of its Stockholders’ and unanimously recommends a vote FOR the election of each of the Director nominees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2012, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this Proposal No. 2 will be required to ratify the appointment of Ernst & Young LLP.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this Proposal No. 2. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2012. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young LLP has audited the Company’s financial statements annually since 1991. The Company expects that representatives of Ernst & Young LLP will be present at the 2012 Annual Meeting and that they will have the opportunity to make a statement if they desire to do so, and respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

The following is a summary of the fees incurred by the Company from Ernst & Young LLP for professional services rendered during fiscal 2011 and 2010:

	2011	2010
Audit Fees (1)	$2,914,000	$2,664,000
Audit-Related Fees (2)	415,000	486,000
Tax Fees (3)	1,206,000	679,000
All Other Fees (4)	2,000	2,000

Total	$4,537,000	$3,831,000

(1)

Audit fees consisted of professional services provided in connection with the integrated audit of the Company’s financial statements, including services provided in connection with the annual audit of the Company’s internal control over financial reporting and review of the Company’s quarterly financial statements. The fees also included professional services provided for new and existing statutory audits of subsidiaries or affiliates of the Company.

(2)	Audit-related fees consisted primarily of accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.

(3)

Tax fees includes tax advice, tax planning and tax compliance fees. Total tax advice and tax planning fees were $845,000 and $185,000 for fiscal 2011 and 2010, respectively. Total compliance fees, including expatriate compliance services, were $361,000 and $494,000 for fiscal 2011 and 2010, respectively.

(4)	All other fees primarily included online research tools and other services.

All of the fiscal 2011 services described above were pre-approved by the Audit Committee to the extent required by Section 10A of the Exchange Act. In accordance with Section 10A of the Exchange Act, the Audit Committee may delegate to any member of the Audit Committee (referred to as the “Audit Committee

Delegate”) the authority to pre-approve services not prohibited by law to be performed by the Company’s independent registered public accounting firm. The Audit Committee has appointed Ms. Lego as the Audit Committee Delegate and, as such, Ms. Lego reports any decision to pre-approve permissible services to the full Audit Committee at its next regular meeting. In addition, from time to time, the Audit Committee has adopted and/or revised a Pre-Approval Policy under which particular services or categories of services are pre-approved, subject to certain specified maximum dollar amounts. Such pre-approval is generally granted for a term of twelve (12) months from the date of pre-approval and automatically renews at the end of the one (1) year period unless revoked or revised by the Audit Committee.

The Audit Committee has concluded that the provision of the audit-related services, tax services and other non-audit services identified above is compatible with Ernst & Young LLP’s independence.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2 is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2012.

Recommendation of the Board of Directors

The Board believes that Proposal No. 2 is in the Company’s best interests and the best interests of its stockholders and unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 30, 2012.

PROPOSAL NO. 3

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

OF SANDISK CORPORATION

The Company is asking stockholders to approve an advisory resolution commonly known as a “say-on-pay” proposal on the Company’s compensation of its executive officers as reported in this Proxy Statement. As described below in the “Compensation Discussion and Analysis” of this Proxy Statement, the Compensation Committee has designed the Company’s compensation of its executive officers to align each executive officer’s compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain the executive officers who are crucial to the Company’s long-term success. You are urged to read the “Compensation Discussion and Analysis,” which describes in more detail the Company’s executive compensation policies, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of the Company’s executive officers.

The Company’s compensation programs reflect the Company’s continued commitment to pay-for-performance, with a substantial portion of each executive officer’s compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. During fiscal 2011, a significant percentage of each executive officer’s total compensation (as reported in the summary compensation table) was at-risk, being comprised of performance-based cash bonus opportunities, restricted stock units and at-the-money stock options, which become valuable to the executive officer only upon realized share appreciation. The Compensation Committee sets a significant portion of the compensation of the executive officers based on their ability to achieve annual operational objectives that advance the Company’s long-term business objectives and that are designed to create sustainable long-term stockholder value in a cost-effective manner. The Company’s performance-based compensation elements are guided by the Committee’s long-term objectives of maintaining market competitiveness and retention value. In addition, the Company continues to be committed to good compensation governance practices, such as its clawback policy on cash-based incentive awards. The Compensation Committee believes that the compensation arrangements for executive officers are consistent with market practice and provide for compensation that is reasonable in light of the Company’s and each individual executive officer’s performance. Moreover, the Compensation Committee does not provide for egregious pay practices, such as excessive perquisites or tax “gross up” payments as elements of the executive officers’ compensation. The “Compensation Discussion and Analysis” below describes in more detail the manner in which the Company links pay with Company and individual performance and structures the executive officer compensation arrangements consistent with good governance practices.

The advisory resolution gives stockholders the opportunity to express their approval of the Company’s executive officer compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Board and the Compensation Committee value the opinions of the Company’s stockholders and to the extent there is any significant vote against the “say-on-pay” proposal, the Compensation Committee will consider the Company’s stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

Recommendation of the Board of Directors

The Board believes that approval of Proposal No. 3 is in the Company’s best interests and the best interests of its stockholders and unanimously recommends a vote FOR the advisory resolution to approve executive compensation of the Company as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information known to the Company regarding the ownership of Common Stock as of February 24, 2012 by each Director and Named Executive Officer, all current Directors and executive officers of the Company as a group and beneficial owners of 5% or more of the Common Stock.

The percentage of beneficial ownership in the tables below is based upon 242,807,257 shares of Common Stock outstanding on February 24, 2012. For each individual, this percentage and the number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either on or within 60 days after February 24, 2012, including upon the exercise of a stock option or the vesting of restricted stock units; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual. Unless otherwise indicated and subject to applicable community property laws, the persons named in the following tables have sole voting and investment power with respect to all shares of Common Stock.

The following table sets forth certain information about each Director and Named Executive Officer and all current Directors and executive officers of the Company as a group as of February 24, 2012:

	Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares	Percentage Owned
James F. Brelsford (1)	67,136	*
Judy Bruner (2)	499,604	*
Yoram Cedar (3)	127,297	*
Kevin DeNuccio (4)	25,000	*
Irwin Federman (5)	107,840	*
Steven J. Gomo (6)	69,962	*
Eddy W. Hartenstein (7)	82,130	*
Dr. Chenming Hu (8)	48,155	*
Catherine P. Lego (9)	442,294	*
Michael E. Marks (10)	69,250	*
Sanjay Mehrotra (11)	890,309	*
Sumit Sadana (12)	8,122	*
All current directors and executive officers as a group (11 persons) (13)	2,309,802	*

*	Less than 1% of the outstanding Common Stock.

(1)	Includes 65,080 shares subject to outstanding options granted to Mr. Brelsford, which were exercisable on February 24, 2012 or within 60 days after that date.

(2)

Includes 31,004 shares held in the name of a trust for the benefit of Ms. Bruner and her spouse. Also includes 468,600 shares subject to outstanding options granted to Ms. Bruner, which were exercisable on February 24, 2012 or within 60 days after that date.

(3)

Includes 3,556 shares held in the name of a trust for the benefit of Mr. Cedar and his spouse. Also includes 103,815 shares subject to outstanding options granted to Mr. Cedar, which were exercisable on February 24, 2012 or within 60 days after that date. Mr. Cedar resigned as Executive Vice President and Chief Technology Officer, effective December 31, 2011, and his vested stock options, including those that vested pursuant to the terms of his separation agreement, will terminate on April 30, 2012 to the extent not exercised prior to such date.

(4)

Includes 25,000 shares subject to immediately exercisable options granted to Mr. DeNuccio, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 10,715 restricted stock units that will not vest on February 24, 2012 or within 60 days of that date.

(5)

Includes 25,000 shares subject to immediately exercisable options granted to Mr. Federman, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 1,809 restricted stock units that will not vest on February 24, 2012 or within 60 days of that date.

(6)

Includes 50,000 shares subject to immediately exercisable options granted to Mr. Gomo, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 1,809 restricted stock units that will not vest on February 24, 2012 or within 60 days of that date.

(7)

Includes 62,500 shares subject to immediately exercisable options granted to Mr. Hartenstein, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 1,809 restricted stock units that will not vest on February 24, 2012 or within 60 days of that date.

(8)

Includes 37,500 shares subject to immediately exercisable options granted to Dr. Hu, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 10,715 restricted stock units that will not vest on February 24, 2012 or within 60 days of that date.

(9)

Includes 295,826 shares held in the name of a trust of which Ms. Lego is the trustee. Also includes 141,750 shares subject to immediately exercisable options granted to Ms. Lego, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 1,809 restricted stock units that will not vest on February 24, 2012 or within 60 days of that date.

(10)

Includes 30,000 shares held by limited liability companies controlled by Mr. Marks. Also includes 31,250 shares subject to immediately exercisable options granted to Mr. Marks, but some of the shares subject to those options are currently unvested and would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 1,809 restricted stock units that will not vest on February 24, 2012 or within 60 days of that date.

(11)

Includes 24,934 shares held in the name of a trust for the benefit of Mr. Mehrotra and his spouse. Also includes 865,375 shares subject to outstanding options granted to Mr. Mehrotra, which were exercisable on February 24, 2012 or within 60 days after that date.

(12)	Includes 7,450 shares subject to outstanding options granted to Mr. Sadana, which were exercisable on February 24, 2012 or within 60 days after that date.

(13)

Includes shares subject to options exercisable as of February 24, 2012 or within 60 days after that date and restricted stock units that were vested as of February 24, 2012 or will be vested within 60 days after that date, including those identified in notes (1), (2), (4), (5), (6), (7), (8), (9), (10), (11) and (12).

The following table sets forth certain information about entities of which the Company is aware, based solely on filings made with the SEC, to be beneficial owners of 5% or more of the Common Stock as of February 24, 2012:

	Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares	Percentage Owned
FMR LLC	22,080,869	9.1%
Edward C. Johnson III (1)
82 Devonshire Street
Boston, Massachusetts 02109

BlackRock, Inc. (2)	16,083,521	6.6%
40 East 52nd Street
New York, New York 10022

Morgan Stanley (3)	13,424,823	5.5%
1585 Broadway
New York, New York 10036

The Vanguard Group, Inc. (4)	12,632,562	5.2%
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

(1)

Based on the Schedule 13G/A filed jointly by FMR LLC and Mr. Johnson on February 14, 2012 with the SEC. FMR LLC and Mr. Johnson disclosed in such Schedule 13G/A that FMR LLC and Mr. Johnson have the sole dispositive power with respect to 22,080,869 shares of Common Stock and FMR LLC has the sole power to vote or direct the vote of 511,908 shares of Common Stock.

(2)

Based on the Schedule 13G/A filed by BlackRock, Inc. on February 13, 2012 with the SEC. BlackRock’s Schedule 13G/A disclosed that it has the sole voting and dispositive power with respect to all of the shares listed above.

(3)

Based on the Schedule 13G/A filed by Morgan Stanley on February 10, 2012 with the SEC. Morgan Stanley’s Schedule 13G/A disclosed that it has the sole voting power with respect to 12,994,218 shares of Common Stock, shared voting power with respect to 129,607 shares of Common Stock and sole dispositive power with respect to 13,424,823 shares of Common Stock.

(4)

Based on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2012 with the SEC. The Vanguard Group’s Schedule 13G/A disclosed that it has the sole voting power with respect to 332,994 shares of Common Stock, sole dispositive power with respect to 12,299,568 shares of Common Stock and shared dispositive power with respect to 332,994 shares of Common Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act, requires the Company’s Directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, Directors and stockholders holding more than 10% of the outstanding capital stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

The Company reviewed copies of reports filed pursuant to Section 16(a) of the Exchange Act and written representations from reporting persons that all reportable transactions were reported. Based solely on that review, the Company believes that during the fiscal year ended January 1, 2012 all required filings were timely made in accordance with the Exchange Act’s requirements, except for a Form 4 filed on February 25, 2011 on behalf of Mr. Brelsford.

Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees

The following table provides information as of January 1, 2012 with respect to the shares of Common Stock that may be issued under the Company’s existing equity compensation plans. Other than as described in footnote (4) to the following table, there are no assumed plans under which any options to acquire shares or other share-based awards may be granted.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (2)	18,671,199	(3)(4)(5)	$36.65	18,898,074	(6)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A

Total	18,671,199		$36.65	18,898,074

(1)	Weighted average exercise price of outstanding options; excludes restricted stock units.

(2)

Consists solely of the 2005 Plan, including options incorporated from the Company’s 1995 Stock Option Plan and 1995 Non-Employee Directors Stock Option Plan (together with the 1995 Stock Option Plan, the “Predecessor Plans”), the 2005 Amended and Restated Employee Stock Purchase Plan and the 2005 Amended and Restated International Employee Stock Purchase Plan (together with the 2005 Amended and Restated Employee Stock Purchase Plan, the “2005 Purchase Plans”).

(3)

Excludes purchase rights accruing under the 2005 Purchase Plans, which have a combined stockholder-approved reserve of 10,000,000 shares. Under the 2005 Purchase Plans, each eligible employee may purchase up to 1,500 shares of Common Stock at the end of each six (6) month offering period (the last U.S. business day on or preceding February 14th and August 14th of each calendar year) at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into that six (6) month offering period or (ii) the closing selling price per share on the purchase date.

(4)

Excludes 936,293 shares that are subject to options and other equity compensation awards that were originally granted by Matrix Semiconductor, Inc. (“Matrix”), msystems Ltd. (“msystems”) and Pliant Technology, Inc. (“Pliant”) prior to their acquisition by the Company, as set forth in this table:

Acquired Company	Award Category	Number of Securities Subject to Applicable Plan	Weighted Average Exercise Price	Weighted Average Estimated Remaining Life (yrs)
Matrix	Options	23,767	$5.52	2.36
msystems	Options	543,287	$43.05	4.39
msystems	Stock Settled Appreciation Rights	191,607	$43.74	4.25
Pliant	Options	177,632	$4.14	7.85

(5)

Includes 14,114,650 shares subject to options and 2,050,666 shares subject to restricted stock units outstanding under the 2005 Plan. Also includes 2,505,883 shares subject to outstanding options under the Company’s Predecessor Plans. The weighted average estimated remaining life of the outstanding options is 3.4 years.

(6)

Consists of shares available for future issuance under the 2005 Plan and the 2005 Purchase Plans. As of January 1, 2012, 13,243,875 shares of Common Stock were available for issuance under the 2005 Plan and 5,654,199 shares of Common Stock were available for issuance under the combined share reserve for the 2005 Purchase Plans.

ANNUAL REPORT ON FORM 10-K

The Company filed its Annual Report on Form 10-K with the SEC on February 23, 2012. Stockholders may obtain a copy of the Annual Report on Form 10-K, without charge, by writing to Investor Relations at the Company’s principal executive offices located at 601 McCarthy Boulevard, Milpitas, California 95035. The Annual Report on Form 10-K is also available at www.sandisk.com/IR under SEC Filings.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 1, 2012 included in the Company’s Annual Report on Form 10-K, which was filed with the SEC on February 23, 2012.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent registered accounting firm, Ernst & Young LLP, the matters required to be discussed by U.S. Auditing Standards, AU Section 380, as adopted by the Public Accounting Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2012 filed with the SEC.

Audit Committee of the Board of Directors

Catherine P. Lego (Chair)

Irwin Federman

Steven J. Gomo

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers of the Company: the principal executive officer and the principal financial officer; two other most highly compensated individuals who were serving as executive officers as of the last day of fiscal 2011; and one former executive officer who would have been one of the three other most highly compensated executive officers but for the fact that the individual was not serving as an executive officer of the Company at the end of fiscal 2011. These individuals are referred to as the “Named Executive Officers” in this Proxy Statement and include:

•	Sanjay Mehrotra—President and Chief Executive Officer (principal executive officer);

•	Judy Bruner—Executive Vice President, Administration and Chief Financial Officer (principal financial officer);

•	James Brelsford—Chief Legal Officer and Senior Vice President of IP Licensing;

•	Sumit Sadana—Senior Vice President and Chief Strategy Officer; and

•	Yoram Cedar—Executive Vice President and Chief Technology Officer (who resigned from his position effective December 31, 2011).

The Company’s current executive compensation programs are determined and approved by the Compensation Committee. None of the Named Executive Officers is a member of the Compensation Committee. As contemplated by the Compensation Committee charter, the Company’s Chief Executive Officer recommends to the Compensation Committee for its approval the base salary, annual bonus and long-term equity compensation levels for the other Named Executive Officers. The Company’s Executive Vice President, Administration and Chief Financial Officer provides financial information to the Compensation Committee, as requested from time to time, and recommends to the Company’s Chief Executive Officer the form and amount of compensation provided to the Company’s Chief Legal Officer and Senior Vice President of IP Licensing. Except for the Company’s Chief Executive Officer and Executive Vice President, Administration and Chief Financial Officer, the Company’s executive officers do not have any role in determining or recommending the form or amount of compensation provided to the Named Executive Officers other than providing financial or other information as the Compensation Committee may request from time to time.

Executive Summary

Significant Fiscal 2011 Business Results and Actions. The Company achieved the following financial results for fiscal 2011, demonstrating that the Company successfully executed its strategy:

•	Total revenue of $5.66 billion in fiscal 2011, up 17% compared to fiscal 2010 revenue;

•	Diluted earnings per share on a non-GAAP basis was $4.65 per share, an increase over the non-GAAP diluted earnings per share in fiscal 2010 of $4.60; and

•

Cash flow from operations was $1.05 billion in fiscal 2011, and the Company ended fiscal 2011 with cash and cash equivalents and short and long-term marketable securities above $5.62 billion, up from $5.34 billion at the end of fiscal 2010.

The Company uses non-GAAP measures to establish operational goals and to measure performance for executive officer compensation because the Company believes that non-GAAP measures allow management to better evaluate the core operating performance of the Company especially when comparing to the results of previous periods and to the Company’s business model objectives. For reconciliation of non-GAAP to GAAP financial measures, see Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” of the Company’s Form 10-K for the fiscal year ended January 1, 2012.

Continued Commitment to Pay-for-Performance. The Compensation Committee sets a significant portion of the compensation of the executive officers, including the Named Executive Officers, based on their ability to achieve annual operational objectives that advance the Company’s long-term business objectives and that are designed to create sustainable long-term stockholder value in a cost-effective manner. The Company’s performance-based compensation elements are guided by the Compensation Committee’s long-term objectives of maintaining market competitiveness and retention value. In particular, the Compensation Committee takes into consideration the fact that, consistent with the Company’s compensation philosophy described in more detail below, equity awards increase each executive officer’s stake in the Company, thereby reinforcing the incentive to manage the Company’s business as owners and subjecting a significant portion of the executive officer’s total compensation to fluctuations in the market price of Common Stock.

Actions related to compensation taken by the Compensation Committee in fiscal 2011 demonstrate the Company’s continued commitment to pay-for-performance, with a substantial portion of the executive officers’ compensation being at-risk and subject to important performance measures aligned with long-term stockholder value. The following compensation actions taken during fiscal 2011 are designed to reward strong performance through short-term and long-term incentives:

•

During fiscal 2011, a significant portion of the compensation of each Named Executive Officer who is currently employed by the Company was at-risk, being comprised of performance-based cash bonus and at-the-money stock option awards, which become valuable to the executive officer only upon realized share appreciation.

•

The Compensation Committee established key performance metrics for the fiscal 2011 annual cash incentive opportunity, which provided for payments based upon achievement relative to a non-GAAP earnings per share (“EPS”) target and the achievement of certain key strategic objectives.

Continued Commitment to Good Compensation Governance. The Company endeavors to maintain good governance standards with respect to its executive compensation program. The Compensation Committee believes that the compensation arrangements for the executive officers, including the Named Executive Officers, are consistent with market practice and provide for compensation that is reasonable based on the Company’s and each individual executive officer’s performance. The Company has instituted the following policies, which remain in effect in fiscal 2012, to ensure that its executive compensation program is consistent with good governance standards:

•	In general, the executive officers will not be entitled to guaranteed, non-performance based bonuses or salary increases.

•	In general, the executive officers will not be entitled to tax reimbursement or tax gross-up payments in respect of perquisites or other compensation.

•

The Company adopted a clawback policy pursuant to which each Section 16 officer, including each Named Executive Officer, may be required to reimburse or forfeit all or a portion of any cash-based incentive compensation received if the Company’s financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements.

•

To align the interests of the Company’s executive officers with the interests of the Company’s stockholders, the Company maintains stock ownership guidelines (set forth in the Company’s Corporate Governance Principles, which are available on the Company’s website) that require that each executive officer retain a minimum equity ownership interest in the Company.

•

Perquisites and other personal benefits do not constitute a significant portion of the compensation for the executive officers. The Company’s executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as other regular employees.

•

The Company does not currently offer, nor does the Company have plans to provide, defined benefit pension arrangements or nonqualified deferred compensation plans or arrangements to its executive officers.

Executive Compensation Program Objectives and Overview

In structuring the Company’s current executive compensation programs, the Company is guided by the following basic philosophies:

•	Competition. The Company should provide competitive compensation opportunities so that the Company can attract, retain and motivate qualified executive officers.

•

Alignment with Stockholder Interests. A substantial portion of compensation should be contingent on the Company’s performance. As an executive officer’s level of responsibility increases, a greater portion of the executive officer’s total compensation should be dependent on the Company’s performance and stock price appreciation.

•	Pay for Performance. A substantial portion of compensation should be tied to Company and individual performance.

As described in more detail below, the material elements of the Company’s current executive compensation program for the executive officers include the following: a base salary, an annual cash incentive opportunity, a long-term share-based incentive opportunity, 401(k) retirement benefits and severance protection for certain terminations of employment. These individual compensation elements are intended to create a total compensation package for the executive officers that the Company believes achieves its compensation objectives and provides competitive compensation opportunities.

The Company’s current executive compensation program is intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executive officers; (2) hold executive officers accountable for their performance; and (3) align executive officers’ interests with the interests of the Company’s stockholders. The Company believes that each element of its executive compensation program helps the Company to achieve one or more of its compensation objectives. The table below lists each material element of the Company’s executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executive officers

Annual Cash Incentive Opportunity	• Hold executive officers accountable for performance • Align executive officers’ interests with those of stockholders • Attract, retain and motivate qualified executive officers

Long-Term Share-Based Incentives	• Align executive officers’ interests with those of stockholders • Hold executive officers accountable for performance • Attract, retain and motivate qualified executive officers

401(k) Retirement Benefits	• Attract, retain and motivate qualified executive officers

Severance and Other Benefits Upon Termination of Employment in Certain Circumstances	• Attract, retain and motivate qualified executive officers

As illustrated by the table above, base salaries, 401(k) retirement benefits and severance and other termination benefits are all primarily intended to attract, retain and motivate qualified executive officers. These are the elements of the Company’s current executive compensation program where the value of the benefit in any given year is generally not variable. The Company believes that in order to attract, retain and motivate top-caliber executive officers, it needs to provide them with predictable benefit amounts that reward their continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis. The Company believes that this mix of long-term and short-term elements allows the Company to achieve its dual goals of attracting and retaining executive officers (with the long-term benefits geared toward retention and the short-term awards focused on recruitment).

The Company’s annual cash incentive opportunity is primarily intended to hold the executive officers, including the Named Executive Officers, accountable for their performance, although the Company believes the cash incentive also aligns the interests of the executive officers with those of the Company’s stockholders and helps the Company attract, retain and motivate the executive officers. The Company’s long-term share-based incentives are primarily intended to align the interests of the executive officers, including the Named Executive Officers, with those of the Company’s stockholders, although the Company believes the share-based incentives also help hold executive officers accountable for their performance and help the Company attract, retain and motivate executive officers. These are the elements of the Company’s current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. The annual cash incentive opportunity is paid out on an annual basis to the executive officers, including the Named Executive Officers, and is designed to reward performance for that period. The long-term equity incentives are generally designed to reward performance over one or more years.

The Compensation Committee evaluates executive compensation relative to compensation paid to similarly situated executive officers at companies determined to be peer companies of the Company. The Compensation Committee reviewed and approved the following selected peer companies in fiscal 2011:

•    Adobe Systems Incorporated

•    Advanced Micro Devices, Inc.

•    Analog Devices, Inc.

•    Broadcom Corporation

•    CA, Inc.

•    Electronic Arts Inc.

•    Juniper Networks, Inc.

•    LSI Corporation

•    Marvell Technology Group Ltd.

• Maxim Integrated Products, Inc. • Micron Technology, Inc. • NetApp, Inc. • NVIDIA Corporation • Seagate Technology LLC • Symantec Corporation • Xilinx, Inc. • Yahoo! Inc.

The Company and the Compensation Committee believe that these peer companies, which were selected from within and outside the Company’s industry, are comparable to the Company in size and growth pattern and compete with the Company for executive talent. Although the peer companies differ from the S&P Semiconductor Company Stock Index and the Philadelphia Semiconductor Index, which the Company has selected as the industry indices for purposes of the stock performance graph that appeared in the Company’s Form 10-K for the fiscal year ended January 1, 2012, the Company and the Compensation Committee believe these peer companies provide relevant comparative compensation data for the Company.

Consistent with the compensation philosophies described above, the goal of the Company is to provide its executive officers, including the Named Executive Officers, with a compensation program that is competitive in light of the compensation paid to comparable executive officers at its peer companies. To that end, the Company generally targets base salaries and long-term incentives at approximately the 50th percentile within its peer companies. The Company generally targets total cash compensation at approximately the 60th percentile within its peer companies; however, the Company has the ability to and does exercise discretion to set compensation levels that are above or below these benchmarks. In determining the appropriate levels of compensation to be paid to the executive officers, including the Named Executive Officers, the Compensation Committee retains the discretion to consider amounts realized from prior compensation. However, amounts realized from prior compensation were not a material factor in determining the fiscal 2011 compensation for the Named Executive Officers.

At meetings pertaining to executive officer pay, the Company’s Chief Executive Officer presents compensation recommendations for the executive officers other than himself and explains to the Compensation Committee the basis and rationale for his recommendations. With respect to his recommendations, the Company’s Chief Executive Officer considers the scope and responsibility of each executive officer’s position and the individual performance of each executive officer and reviews the compensation of similarly situated executive officers in the Company’s peer companies, to the extent that there is a similarly situated executive officer. With respect to compensation of the Company’s Chief Executive Officer, the Company and, if retained, its compensation consulting firm collect chief executive officer compensation data from comparable companies, including those in the Company’s peer companies, based on size, location and industry. The Company presents the collected data to the Compensation Committee. The Compensation Committee reviews the data and deliberates to determine an appropriate level of compensation for the Chief Executive Officer based on the Company’s targeted compensation levels. The Company’s Chief Executive Officer has not participated in the Compensation Committee deliberations that relate to his personal compensation and he has excused himself from that portion of the Compensation Committee meetings. During fiscal 2011, Mr. Mehrotra, the Company’s Chief Executive Officer, attended meetings of the Compensation Committee relating to Company-wide compensation issues and the compensation of the executive officers other than himself.

From time to time, management occasionally meets with a compensation consulting firm retained by the Company to discuss broader compensation issues and trends or to discuss executive officer pay. In fiscal 2011, the Compensation Committee did not retain any outside compensation consulting firm. With respect to any compensation consulting firm retained by the Company, the Company’s Chief Executive Officer has not met or consulted with such compensation consulting firm individually, nor has he met with such firm with respect to his individual compensation.

Elements of the Current Executive Compensation Program

Base Salaries

The Compensation Committee generally reviews the base salaries of the executive officers, including the Named Executive Officers, in the first quarter of each year. To assist with that review, management has in the past provided the Compensation Committee with a summary of the base salary levels in effect for comparable executive officers at the Company’s peer companies (based on their published prior fiscal year’s data). The Compensation Committee has typically considered such summary, as well as internal comparables, individual performance and the Company’s financial performance, in reviewing the executive officers’ base salary levels. The weighting of these factors by the Compensation Committee has been subjective, and not formulaic. The Compensation Committee does not use a formula for determining the executive officers’ base salaries and other forms of compensation and does not benchmark compensation at any specific levels relative to the peer companies.

Based on the subjective factors described above, the Compensation Committee determined it was appropriate to set salaries for fiscal 2011 for the Named Executive Officers as set forth in the “Salary” column of the Summary Compensation Table.

Annual Cash Incentive Awards

None of the executive officers, including the Named Executive Officers who are currently employees of the Company, has an employment agreement or other contractual right to cash incentive awards for any given year other than the change in control agreements entered into with the Named Executive Officers and the severance benefits agreement entered into with the Company’s Chief Executive Officer. In recent years, the Company has granted cash incentive awards to the Named Executive Officers that were determined based on the achievement of specified performance goals. In February 2011, the Compensation Committee approved a cash incentive program for fiscal 2011 in which the employees, including the Named Executive Officers, were participants (the “2011 bonus program”). Cash incentive awards provided to the Named Executive Officers under the 2011 bonus program were intended to qualify as “performance-based” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to Messrs. Mehrotra, Brelsford, Sadana and Cedar. The Named Executive Officers’ cash incentive awards under the 2011 bonus program include a target incentive amount that is expressed as a percentage of base salary, each of which was approved by the Compensation Committee based on its review of comparable bonus opportunities at the Company’s peer companies, internal comparability with percentage targets of other executive officers and the executive officer’s level of responsibility, experience and knowledge. The target incentive amounts generally increase as an executive officer’s responsibilities increase, reflecting the Company’s compensation philosophy that as an executive officer’s level of responsibility increases, a greater portion of that executive officer’s total compensation should be dependent on the Company’s performance.

In February 2011, the Compensation Committee set the Named Executive Officer target bonus percentages for fiscal 2011 as follows: 125% of base salary for Mr. Mehrotra; 90% of base salary for Ms. Bruner; 70% of base salary for Mr. Brelsford; 70% of base salary for Mr. Sadana and 90% of base salary for Mr. Cedar. The Named Executive Officer target bonus percentages for fiscal 2011 were the same for the Named Executive Officers as in fiscal 2010, except for Mr. Mehrotra in that his percentage was increased by 25% to reflect his promotion to Chief Executive Officer, effective as of January 1, 2011. Mr. Mehrotra’s target bonus percentage for fiscal 2011 is consistent with the target bonus percentage previously provided to the Chief Executive Officer of the Company in fiscal 2009 and 2010 and is based upon the Compensation Committee’s determination that the increase was appropriate due to Mr. Mehrotra’s increased responsibilities as Chief Executive Officer and its evaluation of the factors described above. In accordance with Section 162(m) of the Code, the Company established a maximum bonus amount payable to each Named Executive Officer under the 2011 bonus program of 300% of his or her target bonus amount. Subject to the maximum target bonus amount, the Compensation Committee has the discretion to vary the individual cash incentive awards or bonuses based on the performance of the Company and the individual.

The 2011 bonus program was based on the following: (1) the Company’s performance during fiscal 2011 relative to a non-GAAP EPS target level, which constituted 65% of the 2011 bonus program, and (2) seven strategic objectives categorized in the three areas of (i) technology development, (ii) products and solutions, and (iii) customers and channels, which collectively constituted 35% of the 2011 bonus program. With respect to the fiscal 2011 EPS goal, the Company over-achieved this goal with a non-GAAP EPS of $4.65 per share due primarily to higher than targeted gross margins. With respect to the seven strategic objectives, the Company also over-achieved the technology development objectives and partially achieved the objectives in the areas of products and solutions and customers and channels objectives in fiscal 2011. Part II, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures,” of the Company’s Form 10-K for the fiscal year ended January 1, 2012 includes a discussion of the non-GAAP financial measures used by the Company. The table within the non-GAAP financial measures discussion reconciles the Company’s non-GAAP net income to the Company’s GAAP-basis net income and shows how the corresponding per-share amounts were derived. The discussion following that table also includes a description of the adjustments shown in the table, including income tax adjustments.

After the completion of fiscal 2011, the Compensation Committee evaluated the fiscal 2011 performance of the Company and the individual performance of each Named Executive Officer who was currently an employee of the Company. Key consideration was given by the Compensation Committee to the actions taken by the Named Executive Officers to improve the Company’s financial results and financial condition and to achieve the fiscal 2011 EPS goal and the strategic objectives with respect to the Company’s technology, products and solutions and customers and channels. Based upon the actual achievement against the 2011 EPS goal and the seven strategic objectives and the weighting of these objectives, the Compensation Committee approved cash incentive awards above the target bonus levels for the Company’s employees, including its executive officers and the Named Executive Officers. Similar to the employees of the Company, in determining the Named Executive Officers’ fiscal 2011 cash incentive awards, the Compensation Committee considered individual performance. The Compensation Committee determined that the actual cash incentive awards for fiscal 2011 for each Named Executive Officer who was currently an employee of the Company should be as follows: $1,500,000 for Mr. Mehrotra (150% of his target bonus); $735,400 for Ms. Bruner (151% of her target bonus); $360,000 for Mr. Brelsford (131% of his target bonus); and $415,300 for Mr. Sadana (154% of his target bonus). In connection with Mr. Cedar’s entry into a separation agreement with the Company in November 2011, the Compensation Committee determined that Mr. Cedar should receive $436,500 (100% of his target bonus) under the 2011 bonus program. These annual cash incentive awards earned by our Named Executive Officers for fiscal 2011 are also set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Clawback Policy on Cash-Based Incentive Awards

The Section 16 officers, including the Named Executive Officers, are subject to the Company’s clawback policy, effective as of September 9, 2011. The Company’s clawback policy provides that the Board may require reimbursement or forfeiture of all or a portion of any cash-based incentive compensation paid to such individual to the extent that (i) the Company’s financial statements are required to be restated as a result of material non-compliance with any financial reporting requirements under the federal securities laws (other than a restatement due to a change in financial accounting rules), (ii) as a result of such restatement, a performance measure or specified performance target which was a material factor in determining the amount of cash-based incentive compensation previously earned by the individual is restated, and (iii) upon a determination by the Board, a lesser payment of cash-based incentive compensation would have been made to the individual based upon the restated financial results.

Long-Term Share-Based Incentive Awards

The Company’s policy is that the long-term compensation of the executive officers, including the Named Executive Officers, should be directly linked to the value provided to the Company’s stockholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of share-based instruments that are in, or valued by reference, to Common Stock. The Company’s share-based awards have been made in the form of stock options and restricted stock units, although the majority of these awards have historically been stock options. The number of shares of Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer’s current position with the Company, the economic value of comparable awards to comparable executive officers at the Company’s peer companies, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s performance in recent periods. The Compensation Committee also takes into consideration the number of unvested share-based incentive awards held by each Named Executive Officer, in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company’s executive officers, including the Named Executive Officers. Furthermore, similar to the setting of base salaries, the weighting of the above factors is subjective, and the Compensation Committee does not use a formula to determine the number or value of share-based incentive awards granted to any executive officer, including the Named Executive Officers.

The Compensation Committee typically grants long-term share-based incentive awards in the first quarter of the fiscal year, except for awards to new hires and awards related to the promotion and retention of current employees. However, there is no formal program, plan or policy in place at the Company or in the Compensation Committee’s charter with respect to the timing of long-term share-based incentive award grants, except as set forth below with respect to grants to new employees and related to promotions and retention. The Compensation Committee has complete discretion as to when it awards long-term share-based incentive awards. There is also no program, plan or policy related to the timing of grants to the executive officers in coordination with the release of material nonpublic information. Long-term share-based incentive awards granted to new hires or to promoted employees occur after the new hire has joined the Company or, in the case of a promoted employee, after the promotion has been approved. For a newly hired or promoted executive officer, the associated stock award is granted at the next meeting of the Compensation Committee. For a newly hired or promoted employee who is not an executive officer, the associated stock award is granted by the Company’s Special Option Committee or Secondary Executive Committee which generally takes actions every Friday.

Stock Options. The Compensation Committee grants a portion of the long-term share-based incentive awards to the executive officers, including the Named Executive Officers, in the form of stock options with an exercise price that is equal to the fair market value of the closing price of the Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if the Company’s stockholders realize value on their shares. The stock options also function as a retention incentive for the Company’s executive officers as they vest over a four (4) year period following the grant date. In fiscal 2011, the Compensation Committee granted stock options to each of the Named Executive Officers. The material terms of these stock options granted in fiscal 2011 to the Named Executive Officers are described below under “Grants of Plan-Based Awards in Fiscal 2011.”

Restricted Stock Units. The Compensation Committee grants a portion of the long-term share-based incentive awards to the executive officers, including the Named Executive Officers, in the form of restricted stock units. A restricted stock unit represents a contractual right to receive one share of Common Stock if the applicable vesting requirements are satisfied. The Company has determined that it is advisable to grant restricted stock units in addition to stock options (and in lieu of larger stock option grants) in order to minimize stock expense to the Company and dilution to stockholders. In certain countries the Company utilizes restricted stock units instead of stock options due to certain international tax and securities regulations. Restricted stock units granted in fiscal 2011 also function as a retention incentive as they vest over four (4) years following the grant date. In fiscal 2011, the Compensation Committee granted restricted stock units subject to such time-based vesting to each of the Named Executive Officers. The material terms of these restricted stock units granted in fiscal 2011 to the Named Executive Officers are described below under “Grants of Plan-Based Awards in Fiscal 2011.”

401(k) Retirement Benefits

The Company provides a retirement benefit opportunity to its executive officers, including the Named Executive Officers, under the terms of its tax-qualified 401(k) plan. In fiscal 2011, the Company made a discretionary matching contribution on behalf of each participant equal to one-half of the first 6% of compensation contributed to the plan by the participant. The Named Executive Officers participate in the plan on the same terms as the Company’s other participating employees. The Company does not maintain any other deferred compensation (including nonqualified deferred compensation), defined benefit or supplemental retirement plans for its Named Executive Officers.

Severance and Other Benefits Upon Termination of Employment or Change in Control

In order to achieve the Company’s compensation objective of attracting, retaining and motivating qualified executive officers, the Company believes that it needs to provide the executive officers with severance protections that are consistent with the severance protections offered by its peer companies. The Company’s philosophy is that a contractual right to severance pay should exist for certain executive officers, including the Named Executive Officers, only upon certain terminations of employment in connection with a change in control of the Company, and for the Chief Executive Officer, upon certain other terminations of employment.

Executive Severance Benefits Agreement Upon a Change in Control. Uncertainty regarding the continued employment of the executive officers upon the occurrence or potential occurrence of a change in control transaction results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. However, the Company generally does not believe that the executive officers should be entitled to cash severance benefits merely because a change in control transaction occurs. In order to encourage the executive officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Company provides executive officers with severance benefits pursuant to a change in control agreement, if their employment is terminated by the Company without “cause” or by the executive officer for “good reason” (as those terms are defined in the agreements) within three (3) months before or eighteen (18) months following a change in control (a “Qualifying Termination”). The Company believes that a protected period of three (3) months before and eighteen (18) months following a change in control is in line with the severance protections provided to comparable executive officers at the Company’s peer companies. Given that none of the Named Executive Officers has an employment agreement that provides for a fixed position or duties, or for a fixed base salary or fixed annual bonus, absent some form of severance trigger upon “good reason,” potential acquirers could constructively terminate a Named Executive Officer’s employment and avoid paying severance. For example, following a change in control, an acquirer could materially demote a Named Executive Officer, reduce significantly his or her salary and/or eliminate his or her annual bonus opportunity to force the Named Executive Officer to terminate his or her own employment and thereby avoid paying severance. Since the Company believes that constructive terminations in connection with a change in control are conceptually the same as actual terminations, and because the Company believes that acquirers would otherwise have an incentive to constructively terminate Named Executive Officers to avoid paying severance, the change in control agreements the Company has entered into with its Named Executive Officers permit the Named Executive Officers to terminate their employment in connection with a change in control for certain “good reasons” that the Company believes result in the constructive termination of the Named Executive Officers’ employment.

None of the change in control agreements of the Named Executive Officers provide for a tax “gross-up” obligation by the Company in the event of any excise tax payable as a result of Section 280G of the Code and instead, provides a “Best Results” methodology (which means that if a Named Executive Officer would be subject to such excise tax, any payments and benefits must be reduced to avoid triggering the excise tax if the reduction would result in a greater after-tax amount to the executive officer compared to the amount the executive officer would receive net of the excise tax if no reduction were made). The change in control agreements are for a term of four (4) years and, with the exception of Mr. Mehrotra’s agreement, provide for a severance payment of one and one-half times the annual base salary and target bonus, as well as eighteen (18) months of Company-paid medical insurance, in the event of a Qualifying Termination. Under Mr. Mehrotra’s change in control agreement, in the event of a Qualifying Termination, the severance payment is two times the annual base salary and target bonus and his entitlement to Company-paid medical insurance is for twenty-four (24) months.

As discussed above under “Annual Cash Incentive Awards,” the Compensation Committee has established a target bonus percentage for each Named Executive Officer. Severance payments under the change in control agreements are based on these target bonus percentages as in effect for the calendar year in which the change in control occurs, regardless of actual performance and regardless of whether the Compensation Committee had the discretion to award a lower bonus or no bonus. The Company believes that the use of target bonuses for this purpose is appropriate to provide certainty to the executive officers and to avoid disputes concerning the calculation of severance payments.

The change in control agreements with the Named Executive Officers also provide certain other severance protections, such as (i) accelerated vesting of outstanding equity awards (with accelerated options to remain exercisable for twelve (12) months following termination, subject to the maximum term of the option); and (ii) executive outplacement benefits for twelve (12) months following termination (including resume assistance, career evaluation and assessment, individual career counseling, access to one or more on-line employment databases, and administrative support). Similar to cash severance benefits, the Company believes these other severance benefits are consistent with the severance arrangements of the Company’s peer companies and provide the Named Executive Officers with financial and personal security during a period of time when they are likely to be unemployed.

Severance Benefits Agreement Upon Termination of Employment. In connection with his promotion to Chief Executive Officer, Mr. Mehrotra and the Company also entered into a separate severance agreement not related to a change in control of the Company, pursuant to which Mr. Mehrotra is entitled to severance benefits upon his termination without “cause” or voluntary resignation for “good reason” (as those terms are defined in the severance agreement) without regard to whether a change in control has occurred. The benefits payable to Mr. Mehrotra under his severance agreement are generally the same as provided for under his change in control agreement with the exception that the severance payment is two times the base salary (without a multiple of bonus) and he is still entitled to a pro-rata cash incentive bonus for the year in which his termination of employment has occurred. Only the equity awards which would vest over the twenty-four (24) months following Mr. Mehrotra’s termination of employment would accelerate upon his termination of employment (instead of all of Mr. Mehrotra’s then outstanding equity awards as provided for under his change in control agreement). In the event that Mr. Mehrotra is eligible to receive severance benefits under both his severance agreement and his change in control agreement, he will be entitled only to the severance benefits provided under his change in control agreement.

Separation Agreement with Mr. Cedar. Mr. Cedar resigned from his position as Executive Vice President and Chief Technology Officer, effective December 31, 2011. Pursuant to the separation agreement with Mr. Cedar, Mr. Cedar received a payment of $485,000, which is equivalent to one (1) year of his fiscal 2011 base salary, and a payment of $436,500, which is equivalent to 100% of his fiscal 2011 target bonus. In addition, Mr. Cedar received accelerated vesting of his unvested stock options and restricted stock units that would have vested on or within fifteen (15) months of December 31, 2011. For further detail of the severance benefits provided to Mr. Cedar, please see “Potential Payments Upon Termination or Change in Control” below.

Please see “Potential Payments Upon Termination or Change in Control” below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

Subsequent Committee Actions

In connection with its annual base salary review in February 2012 and based on the factors discussed above under “Base Salaries,” the Compensation Committee set the fiscal 2012 base salaries of the Named Executive Officers who are currently employees of the Company as follows: Mr. Mehrotra, $900,000; Ms. Bruner, $567,000; Mr. Brelsford, $409,500; and Mr. Sadana, $425,000. These base salary adjustments reflect increases from the most recent salaries for each of these Named Executive Officers of 12.5%, 5.0%, 4.0% and 10.4%, respectively.

In February 2012, the Compensation Committee also established performance targets and a maximum individual bonus payout amount in connection with the Company’s fiscal 2012 annual cash incentive program for the Named Executive Officers who are currently employees of the Company which are intended to comply with Section 162(m) of the Code. The performance targets under the fiscal 2012 annual cash incentive program relate to a non-GAAP EPS goal and certain strategic objectives, the attainment of which the Compensation Committee will evaluate following the end of fiscal 2012.

Stock Ownership Guidelines

Each Director and executive officer is required to beneficially own Common Stock (within the meaning of Rule 13d-3 under the Exchange Act), with a minimum stock ownership requirement, if any, as determined by the Board from time to time. The Company’s current stock ownership guidelines are set forth in the Company’s Corporate Governance Principles, which are available on the Company’s website.

Section 162(m) Policy

Section 162(m) of the Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code. The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Say-on-Pay

The Board and management value the opinions of the Company’s stockholders. At the 2011 Annual Meeting of Stockholders, more than 83% of the votes cast on the say-on-pay advisory vote proposal were in favor of the Company’s executive compensation program. In addition, the Board recommended an annual say-on-pay advisory vote on executive compensation and approximately 89% of the votes cast on the say-on-pay frequency vote proposal were in favor of holding a say-on-pay advisory vote every year. As a result, the Board has implemented an annual advisory vote on the Company’s executive compensation program. The Board and the Compensation Committee reviewed the results of the say-on-pay vote and in light of the approval of a substantial majority of the Company’s stockholders of the executive compensation program, material changes to the executive compensation program were not made as a result of the outcome of the favorable say-on-pay advisory vote at the 2011 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act, or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the “Compensation Discussion and Analysis” of this Proxy Statement. Based upon this review and the Company’s discussions, the Compensation Committee has recommended to the Company’s Board that this “Compensation Discussion and Analysis” be included in this Proxy Statement.

The foregoing report is provided by the following non-employee Directors, who were members of the Compensation Committee and participated in the review, discussions and recommendation referred to above with respect to the “Compensation Discussion and Analysis” of this Proxy Statement:

Irwin Federman (Chair)

Dr. Chenming Hu

Michael E. Marks

Summary Compensation Table—Fiscal 2009—2011

The following table presents information regarding compensation of the Named Executive Officers for services rendered during fiscal 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)		Total ($)
Sanjay Mehrotra,	2011	807,692	—		3,725,717		6,131,661		1,500,000	2,774		12,167,844
President & Chief Executive Officer (4)	2010	597,115	—		752,809		1,264,944		1,500,000	14,212		4,129,080
	2009	561,000	1,000,000		—		575,772		—	5,212		2,141,984

Judy Bruner,	2011	534,231	—		644,820		1,057,320		735,400	6,289		2,978,060
Executive Vice President, Administration & Chief Financial Officer	2010	505,385	—		376,419		632,472		950,000	8,988		2,473,264
	2009	486,000	750,000		—		407,839		—	5,545		1,649,384

James F. Brelsford	2011	376,136	—		214,940		352,440		360,000	8,542		1,312,058
Chief Legal Officer and Senior Vice President of IP Licensing	2010	367,885	25,000	(5)	112,920		189,742		525,000	11,299		1,231,837

Sumit Sadana	2011	378,269	—		214,940		352,440		415,300	58,250	(7)	1,419,199
Senior Vice President and Chief Strategy Officer (6)	2010	249,038	—		531,187		597,780		375,000	139,974	(8)	1,892,979

Yoram Cedar,	2011	501,731	—		517,294	(10)	1,549,735	(10)	436,500	607,929	(11)	3,613,189
Executive Vice President and Chief Technology Officer (9)	2010	433,787	—		873,073		1,548,360		730,000	13,926		3,599,146
	2009	404,693	625,000		—		359,858		—	6,919		1,396,470

(1)

The amounts shown represent the full grant date fair value of the stock awards and option awards granted to the Named Executive Officers during the fiscal year as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the valuations of the stock awards and option awards, please see the discussion of stock awards and option awards contained in Note 9 “Compensation and Benefits,” of the Notes to Consolidated Financial Statements in Part II, Item 8 “Financial Statements and Supplementary Data,” of the Company’s Form 10-K for the fiscal year ended January 1, 2012 filed with the SEC on February 23, 2012. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to the Company’s employees is generally recognized over the vesting periods applicable to the awards.

(2)

As described in the “Compensation Discussion and Analysis” under “Elements of the Current Executive Compensation Program—Annual Cash Incentive Awards,” each of the Named Executive Officers received a bonus for fiscal 2011 in the amount disclosed, which was paid in March 2012.

(3)	The amounts shown include matching contributions to the Company’s 401(k) Plan on behalf of certain Named Executive Officers and imputed income from term life insurance coverage.

(4)

Mr. Mehrotra was appointed Chief Executive Officer, effective January 1, 2011. Mr. Mehrotra served as a member of the Board, beginning as of July 21, 2010, and as an employee-Director, Mr. Mehrotra did not receive additional compensation for his services as a Director in fiscal 2010 and 2011.

(5)	Reflects a one-time discretionary bonus upon completion of a strategic project.

(6)	For fiscal 2010, amounts shown are for less than a full year as Mr. Sadana joined the Company in April 2010.

(7)	For fiscal 2011, includes $50,000 payment of expenses incurred in connection with the sale of Mr. Sadana’s home.

(8)	For fiscal 2010, reflects housing allowance in the amount of $64,974 and sign-on bonus of $75,000.

(9)	Mr. Cedar resigned as Executive Vice President and Chief Technology Officer, effective December 31, 2011.

(10)	The amount includes $185,114 for the acceleration of vesting of certain stock awards and $1,005,055 for the acceleration of vesting of certain stock options in connection with Mr. Cedar’s resignation.

(11)

The amount shown includes a matching contribution to the Company’s 401(k) Plan, a patent award and the following payments in connection with Mr. Cedar’s resignation: $86,904 for accrued vacation, $485,000 as a separation payment and $23,732 for COBRA premiums.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Named Executive Officers in fiscal 2011, 2010 and 2009. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual cash incentive award in the form of either a bonus or a non-equity incentive plan compensation award and long-term equity incentives consisting of stock options and restricted stock units. The Named Executive Officers also earned or were paid the other benefits listed in the “All Other Compensation” column of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary and annual bonus is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal 2011 table, and the description of the material terms of the restricted stock units and stock options granted in fiscal 2011 that follows the table, provides information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2011. The Outstanding Equity Awards at Fiscal 2011 Year-End table and the Option Exercises and Stock Vested in Fiscal 2011 table provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows in “Change of Control Benefits Agreements with Named Executive Officers” is intended to further explain the potential future payments that are, or may become, payable to the Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

As indicated above, none of the Named Executive Officers is employed pursuant to an employment agreement. As a result, their base salary and bonus opportunities are not fixed by contract. Instead, generally in the first quarter of each fiscal year, the Compensation Committee establishes the base salary level for each of the Named Executive Officers. In making its determination, the Compensation Committee considers the factors discussed above under “Elements of the Current Executive Compensation Program—Base Salaries.” After the completion of fiscal 2011, the Compensation Committee evaluated the performance of the Company and the individual performance of each Named Executive Officer during the year, and made bonus payments in March 2012 to each of the Named Executive Officers with respect to fiscal 2011. The material terms of the bonuses paid with respect to fiscal 2011 are described above under “Elements of the Current Executive Compensation Program—Annual Cash Incentive Awards.”

Consistent with the Company’s philosophy that a substantial portion of compensation should be contingent on the Company’s performance, equity and non-equity incentive compensation, including bonus amounts, for Named Executive Officers in fiscal 2011, the value of which, as described below under “Description of Plan-Based Awards,” is significantly dependent upon Company performance, comprised a large percentage of total compensation. The Company believes this allocation of base salary and incentive compensation in proportion to total compensation is appropriate to balance the Company’s dual goals of aligning the interests of executives and stockholders and providing predictable benefit amounts that reward an executive’s continued service.

Grants of Plan-Based Awards in Fiscal 2011

The following table presents information regarding the equity incentive awards granted to the Named Executive Officers during fiscal 2011 under the 2005 Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards			All Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($) (2)
Sanjay Mehrotra	1/3/2011				60,000			3,074,400
	1/3/2011					270,000	51.24	5,063,661
	2/22/2011				13,333			651,317
	2/22/2011					60,000	48.85	1,068,000
	3/17/2011	50,000	1,000,000	3,000,000

Judy Bruner	2/22/2011				13,200			644,820
	2/22/2011					59,400	48.85	1,057,320
	3/17/2011	24,300	486,000	1,458,000

James Brelsford	2/22/2011				4,400			214,940
	2/22/2011					19,800	48.85	352,440
	3/17/2011	13,781	275,625	826,875

Sumit Sadana	2/22/2011				4,400			214,940
	2/22/2011					19,800	48.85	352,440
	3/17/2011	13,475	269,500	808,500

Yoram Cedar	2/22/2011				6,800			332,180
	2/22/2011					30,600	48.85	544,680
	3/17/2011	21,825	436,500	1,309,500

(1)	Reflects the potential threshold payment assuming the Company achieved only one of the seven strategic objectives and did not achieve the minimum financial goal.

(2)	Reflects maximum potential payments assuming the Company achieved all of the strategic objectives and the minimum financial goal.

(3)

The amounts represent the full grant date fair value of the stock awards and option awards granted in fiscal 2011 as computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to calculate the valuations of the stock awards and option awards, please see the discussion of stock awards and option awards contained in Note 9 “Compensation and Benefits,” of the Notes to Consolidated Financial Statements in Part II, Item 8 “Financial Statements and Supplementary Data,” of the Company’s Form 10-K for the fiscal year ended January 1, 2012 filed with the SEC on February 23, 2012. Under general accounting principles, compensation expense with respect to stock awards and option awards granted to the Company’s employees is generally recognized over the vesting periods applicable to the awards.

Description of Plan-Based Awards

All actual non-equity incentive plan payouts were made under the fiscal 2011 annual cash incentive plan and are disclosed in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

During fiscal 2011, each Named Executive Officer was awarded time-based restricted stock unit and stock option awards. Each of these awards was granted under, and is subject to the terms of, the 2005 Plan. The 2005

Plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the provisions and make all required determinations under the 2005 Plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the 2005 Plan are generally transferable only to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Under the terms of the 2005 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding share-based awards granted under the plan will generally become fully vested and, in the case of options, exercisable, to the extent such outstanding awards are not substituted or assumed in connection with the transaction. Any options that would vest in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, if there is a change in control of the Company, the Compensation Committee may terminate the performance period applicable to the cash incentive award and pro-rate (based on the number of days during the performance period prior to the transaction) the bonus and performance objectives based on year-to-date performance.

Restricted Stock Units

Each restricted stock unit reported in the table above and granted to the Named Executive Officers in fiscal 2011 represents a contractual right to receive one share of the Company’s Common Stock if the vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each Named Executive Officer receiving such an award. The restricted stock units are subject to a four (4) year vesting schedule, with 25% of the units vesting on each of the first four (4) anniversaries of the date of grant. Outstanding restricted stock units, however, may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply, the unvested portion of the restricted stock unit will immediately terminate upon a termination of the Named Executive Officer’s employment.

Restricted stock units will generally be paid in an equivalent number of shares of the Company’s Common Stock as they vest. The Named Executive Officers are not entitled to voting rights with respect to the restricted stock units. However, the Named Executive Officers are entitled to the following dividend equivalent rights with respect to the restricted stock units. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the restricted stock units have either been paid or terminated, then the Company will credit the Named Executive Officer’s bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid restricted stock units (including any unvested restricted stock units) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original restricted stock units to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

Stock Options

Each stock option reported in the table above was granted with a per-share exercise price equal to the fair market value of a share of Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of Common Stock on NASDAQ on the applicable grant date.

Each stock option granted to the Named Executive Officers in fiscal 2011 is subject to a four (4) year vesting schedule, with 25% of the option vesting on first anniversary of the date of grant, and the remaining 75% of the option vesting in twelve (12) substantially equal installments on each successive three (3) month anniversary thereafter. Once vested, each stock option will generally remain exercisable until its normal expiration date. Each of the stock options granted to the Named Executive Officers in fiscal 2011 has a term of seven (7) years. Outstanding options, however, may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply, the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three (3) months to exercise the vested portion of the stock option following a termination of employment. This period is extended to twelve (12) months if the termination is on account of the Named Executive Officer’s death or permanent disability. However, if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan), outstanding stock options (whether vested or unvested) will immediately terminate.

The stock options granted to the Named Executive Officers during fiscal 2011 do not include any dividend or dividend equivalent rights.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table presents information regarding the outstanding share-based awards held by each Named Executive Officer as of January 1, 2012, including the vesting dates for the portions of these awards that had not vested as of that date. Additional information regarding these awards is presented in the footnotes below and in the table below under “Option Exercises and Stock Vested in Fiscal 2011.”

	Option Awards (1)							Stock Awards (2)
Name (a)	Option Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)	Number of Securities Underlying Unexercised Options (#) Unexercisable (d)		Option Exercise Price ($) (e)	Option Expiration Date (f)		Stock Award Grant Date (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (i)
Sanjay Mehrotra	1/16/2004	77,874	—		34.59	1/15/2014
	8/12/2004	16,876	—		21.19	8/11/2014
	1/3/2005	206,250	—		24.18	1/2/2015
	2/16/2006	100,000	—		59.04	2/15/2013
	3/20/2007	125,000	—		41.91	3/19/2014
	2/19/2008	112,500	7,500	(4)	25.18	2/18/2015
	3/5/2009	82,500	37,500	(5)	8.16	3/4/2016
	2/24/2010	52,500	67,500	(6)	28.23	2/23/2017
	1/3/2011	—	270,000	(7)	51.24	1/2/2018
	2/22/2011	—	60,000	(8)	48.85	2/21/2018
								2/24/2010	20,001	(9)	984,249
								1/3/2011	60,000	(10)	2,952,600
								2/22/2011	13,333	(11)	656,117

Totals		773,500	442,500						93,334		4,592,966

Judy Bruner	1/3/2005	110,000	—		24.18	1/2/2015
	2/16/2006	80,000	—		59.04	2/15/2013
	3/20/2007	125,000	—		41.91	3/19/2014
	2/19/2008	79,687	5,313	(4)	25.18	2/18/2015
	3/5/2009	58,437	26,563	(5)	8.16	3/4/2016
	2/24/2010	26,250	33,750	(6)	28.23	2/23/2017
	2/22/2011	—	59,400	(8)	48.85	2/21/2018
								2/24/2010	10,001	(9)	492,149
								2/22/2011	13,200	(11)	649,572

Totals		479,374	125,026						23,201		1,141,721

James F. Brelsford	8/31/2007	50,000	—		56.06	8/30/2014
	2/19/2008	502	503	(4)	25.18	2/28/2015
	7/23/2008	—	2,813	(12)	14.57	7/22/2015
	3/5/2009	2,500	12,500	(5)	8.16	3/4/2016
	2/24/2010	1,125	10,125	(6)	23.23	2/23/2017
	2/22/2011	—	19,800	(8)	48.85	2/21/2018
								2/19/2008	330	(13)	16,239
								2/24/2010	3,000	(9)	147,630
								2/22/2011	4,400	(11)	216,524

Totals		54,127	45,741						7,730		380,393

Sumit Sadana	4/9/2010	—	25,000	(14)	36.03	4/8/2017
	2/22/2011	—	19,800	(8)	48.85	2/21/2018
								4/30/2010	10,000	(15)	492,100
								2/22/2011	4,400	(11)	216,524

Totals		—	44,800						14,400		708,624

Yoram Cedar	1/16/2004	75,001	—		34.59	1/15/2014	(16)
	8/12/2004	4	—		21.19	8/11/2014	(16)
	1/3/2005	4,135	—		24.18	1/2/2015	(16)
	2/16/2006	20,000	—		59.04	2/15/2013	(16)
	3/20/2007	100,000	—		41.91	3/19/2014	(16)
	2/19/2008	7,500	—		25.18	2/18/2015	(16)
	3/5/2009	28,125	—		8.16	3/4/2016	(16)
	2/24/2010	45,000	—		28.23	2/23/2017	(16)
	10/7/2010	33,750	—		37.25	10/6/2017	(16)
	2/22/2011	15,300	—		48.85	2/21/2018	(16)

Totals		328,815	—						—		—

(1)

Each stock option reported in the table above with a grant date before May 27, 2005 was granted under, and is subject to, the Company’s 1995 Stock Option Plan. Each stock option reported in the table above with a grant date on or after May 27, 2005 was granted under, and is subject to, the 2005 Plan. The stock option expiration date shown in column (f) above is the latest date that the stock options may be exercised; however, the stock options may terminate earlier in certain circumstances described below. For each Named Executive Officer, the unexercisable stock options shown in column (d) above are unvested and will generally terminate if the Named Executive Officer’s employment terminates.

The exercisable stock options shown in column (c) above, and any unexercisable stock options shown in column (d) above that subsequently become exercisable, will generally expire earlier than the normal expiration date upon the termination of the Named Executive Officer’s employment. Unless exercised, exercisable stock options will generally terminate within three (3) months after the date of termination of employment. However, if a Named Executive Officer dies or becomes totally disabled while employed with the Company, or if their employment is terminated by the Company without cause or by the executive for good reason within three (3) months prior to or eighteen (18) months following a change in control, exercisable stock options will generally remain exercisable for twelve (12) months following the Named Executive Officer’s death, disability or termination of employment. In addition, the stock options (whether exercisable or not) will immediately terminate if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan). The stock options may become fully vested and may terminate earlier than the normal expiration date if there is a change in control of the Company and the stock options are not assumed or replaced by an acquirer.

(2)

The shares underlying the restricted stock units held by our Named Executive Officers are subject to accelerated vesting in connection with certain changes in control of the Company if not assumed or replaced by an acquirer and upon certain terminations of employment in connection with a change in control of the Company, as described in more detail above under “Grants of Plan-Based Awards” and below under “Potential Payments Upon Termination or Change in Control.” Except as otherwise indicated in those sections, unvested shares underlying the restricted stock units will generally be forfeited upon the termination of the Named Executive Officer’s employment.

(3)

The market value of stock awards reported is computed by multiplying the number of shares or units of stock reported by $49.21, the closing market price of the Common Stock on December 30, 2011, the last trading day in fiscal 2011.

(4)	The unvested portion of these stock options vested on February 19, 2012.

(5)	The unvested portion of these stock options will vest in four (4) substantially equal amounts, beginning on March 5, 2012 and on each three (3) month period thereafter.

(6)	The unvested portion of these stock options will vest in eight (8) substantially equal amounts, beginning on February 24, 2012 and on each three (3) month period thereafter.

(7)

Of the unvested portion of these stock options, 25% of the stock options vested on January 3, 2012 and the remaining 75% of the stock options will vest in twelve (12) substantially equal amounts, beginning on January 3, 2012 and on each three (3) month period thereafter.

(8)

Of the unvested portion of these stock options, 25% of the stock options vested on February 22, 2012 and the remaining 75% of the stock options will vest in twelve (12) substantially equal amounts, beginning on February 22, 2012 and on each three (3) month period thereafter.

(9)	The unvested portion of these stock awards will vest in three (3) substantially equal amounts, beginning on February 24, 2012 and on each anniversary thereafter.

(10)	The unvested portion of these stock awards will vest in four (4) substantially equal amounts, beginning on January 3, 2012 and on each anniversary thereafter.

(11)	The unvested portion of these stock awards will vest in four (4) substantially equal amounts, beginning on February 22, 2012 and on each anniversary thereafter.

(12)	The unvested portion of these stock options will vest in three (3) substantially equal amounts, beginning on January 23, 2012 and on each three (3) month period thereafter.

(13)	The unvested portion of these stock awards vested on February 19, 2012.

(14)	The unvested portion of these stock options will vest in nine (9) substantially equal amounts, beginning on January 9, 2012 and on each three (3) month period thereafter.

(15)	The unvested portion of these stock awards will vest in three (3) substantially equal amounts, beginning on April 30, 2012 and on each anniversary thereafter.

(16)

Pursuant to the resignation of Mr. Cedar as Executive Vice President and Chief Technology Officer, each of his vested stock options, including those that vested pursuant to the terms of his separation agreement, will terminate on April 30, 2012 to the extent not exercised prior to such date.

Options Exercises and Stock Vested in Fiscal 2011

The following table presents information regarding the exercise of stock options by the Named Executive Officers during fiscal 2011 and the vesting during fiscal 2011 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Sanjay Mehrotra	200,000	6,508,617	19,166	868,142
Judy Bruner	180,000	4,948,372	3,333	163,384
James F. Brelsford	22,008	695,374	5,496	218,659
Sumit Sadana	15,000	165,774	3,333	164,417
Yoram Cedar	151,250	2,771,378	20,066	966,583

(1)

The dollar amounts shown for option awards are determined by multiplying (i) the number of shares of Common Stock to which the exercise of the option related, by (ii) the difference between the per-share sales price of Common Stock at exercise and the exercise price of the options.

(2)	The dollar amounts shown for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of Common Stock on the vesting date.

Potential Payments Upon Termination or Change in Control

The following section describes the benefits that may become payable to Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to these Named Executive Officers, the Company has assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on January 1, 2012 and that the price per share of Common Stock is equal to $49.21, the closing price per share on December 30, 2011 (the last trading day in fiscal 2011).

In addition to the change in control and termination benefits described below, outstanding share-based awards held by the Company’s Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of the Company’s equity incentive plans as noted under “Grants of Plan-Based Awards in Fiscal 2011” and “Outstanding Equity Awards at Fiscal 2011 Year-End” above. The estimated value of accelerated vesting under the Company’s equity incentive plans is covered below under the description of these Named Executive Officers’ severance arrangements.

The Company has calculated the value of any option award or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of Common Stock for stock awards).

Change of Control Benefits Agreements with Named Executive Officers

The Company has entered into a change of control agreement with each Named Executive Officer. The agreements are substantially identical (except as noted below with respect to Mr. Mehrotra) and provide for certain benefits to be paid to the Named Executive Officer in connection with a change of control and/or termination of employment with the Company under the circumstances described below.

Change of Control Benefits. Upon a “Change of Control” (as defined in the change of control agreement) of the Company, for purposes of the Named Executive Officer’s vesting in then outstanding and unvested performance-based equity awards, the Named Executive Officer will be deemed to have met the performance objectives as of the end of the specified performance measuring period if the Named Executive Officer remains an employee as of the end of such period. Any performance-based awards that do not vest solely by meeting the performance objectives shall continue to vest in accordance with the terms of the applicable award agreement by assuming the performance objective is met.

Severance Benefits—Termination of Employment in Connection with Change in Control. In the event a Named Executive Officer’s employment is terminated by the Company (or a successor) without “Cause” (and not on account of the Named Executive Officer’s death or disability) or by the Named Executive Officer for “Good Reason” (as those terms are defined in the change of control agreement) within three (3) months before or eighteen (18) months following a Change of Control of the Company, the Named Executive Officer will be entitled to severance pay that includes: (i) a lump sum cash payment equal to one and one-half times (two times for Mr. Mehrotra) the sum of (A) the Named Executive Officer’s annual base salary as of the Change of Control or termination of employment, whichever is greater, plus (B) the Named Executive Officer’s annual target bonus for the calendar year of termination; (ii) for a period of eighteen (18) months (plus six (6) additional months for Mr. Mehrotra) following the termination date (or, if earlier, until the date the Named Executive Officer becomes eligible for coverage under the health plan of a future employer), premiums for continuation of the same or equivalent health insurance coverage for the Named Executive Officer and his or her eligible dependents (if applicable) as the Named Executive Officer was receiving immediately prior to the termination; (iii) accelerated vesting of the Named Executive Officer’s equity awards to the extent outstanding on the termination date and not otherwise vested, with accelerated options to remain exercisable for one (1) year following the termination (subject to the maximum term of the option and to any right that the Company may have to terminate options in connection with the Change of Control); and (iv) if requested, for a period of twelve (12) months following the termination, executive-level outplacement benefits (which shall include at least resume assistance, career evaluation and assessment, individual career counseling, access to one or more on-line employment databases (with research assistance provided), and administrative support). If following a Change of Control, an excise tax imposed by Section 4999 of the Code would apply to any payments or benefits received by a Named Executive Officer, then his or her benefits shall be either (a) paid in full or (b) delivered to a lesser extent such that no portion would be subject to the excise tax, whichever results in the greatest after-tax benefit to the Named Executive Officer.

The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to under their change of control agreement had their employment with the Company terminated on January 1, 2012 under the circumstances described above.

Name	Estimated Total Value of Cash Payment ($)	Estimated Total Value of Insurance Coverage Continuation ($) (1)	Estimated Total Value of Equity Acceleration ($) (2)	Estimated Value of Outplacement Benefits ($)	Total ($)
Sanjay Mehrotra	3,600,000	47,528	7,750,316	75,000	11,472,844
Judy Bruner	1,539,000	34,214	3,089,263	75,000	4,737,477
James F. Brelsford	1,004,063	23,732	1,222,598	75,000	2,325,393
Sumit Sadana	981,750	34,214	1,045,252	75,000	2,136,216

(1)	This amount includes estimated health insurance premiums.

(2)

This amount includes option awards and stock awards. The amount for option awards is calculated based on the number of shares of Common Stock that would have been subject to acceleration multiplied by the difference between the closing price of the Common Stock on December 30, 2011 (the last trading day in fiscal 2011) of $49.21 per share and the exercise price of the stock option. The amount for stock awards is calculated based on the number of shares of Common Stock that would have been subject to acceleration multiplied by the closing price of the Common Stock on December 30, 2011 of $49.21 per share.

Severance Benefits—Termination of Employment Not in Connection with Change in Control. In connection with his promotion to Chief Executive Officer, Mr. Mehrotra and the Company entered into a severance agreement pursuant to which Mr. Mehrotra is entitled to severance benefits upon his termination without cause or voluntary resignation for good reason (as those terms are defined in the severance agreement) without regard to whether a change of control has occurred. The benefits payable to Mr. Mehrotra under his severance agreement are generally the same as provided for under his change of control agreement with the exception that the bonus component of the severance is comprised of Mr. Mehrotra’s pro-rata cash incentive bonus for the year in which his termination of employment occurs instead of a multiple of his target bonus, and only those equity awards which would have vested over the twenty-four (24) months following Mr. Mehrotra’s termination of employment would have accelerated upon his termination of employment, instead of all of Mr. Mehrotra’s then outstanding equity awards as provided for under the change of control agreement. In the event that Mr. Mehrotra is eligible to receive severance benefits under both his severance agreement and his change of control agreement, he will be entitled only to the severance benefits provided under his change of control agreement. Assuming Mr. Mehrotra’s employment was terminated without cause or he resigned for good reason (as defined in the severance agreement) on the last day of fiscal 2011, the estimated total cash values of Mr. Mehrotra’s cash payment, insurance coverage continuation, equity acceleration and outplacement assistance under his severance agreement would have been the following: $3,100,000, $47,528, $5,453,750 and $75,000, respectively, for a total amount of $8,676,278.

Separation Agreement with Mr. Cedar. On November 17, 2011, the Company entered into a separation agreement with Mr. Cedar in connection with Mr. Cedar’s resignation from his position as Executive Vice President and Chief Technology Officer, effective December 31, 2011 (the “Separation Date”). Pursuant to the separation agreement, the Company agreed to provide Mr. Cedar with a payment of $485,000, which is equivalent to one (1) year of his most recent base salary, within ten (10) days following the Separation Date, and a payment of $436,500, which is equivalent to 100% of his fiscal 2011 target bonus, at the time bonuses are paid generally under the 2011 bonus program, which were paid in March 2012. The Separation Agreement also specifies that the Company will provide Mr. Cedar up to eighteen (18) months of medical coverage. In addition, Mr. Cedar received accelerated vesting of his unvested stock options and restricted stock units that would have vested on or within fifteen (15) months of the Separation Date. The Separation Agreement also provides for a general release by Mr. Cedar in favor of the Company, and Mr. Cedar’s agreement to certain confidentiality, cooperation, non-solicitation and non-disclosure obligations.

Certain Transactions and Relationships

The Audit Committee is responsible for review, approval, or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under SEC rules, a related person is a Director, officer, nominee for Director, or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. The Company has adopted a written related person transaction policy and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 5% of that company’s shares, if the amount involved does not exceed the greater of $200,000, or 2% of that company’s total annual revenue;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to Directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

In accordance with the adopted policy and procedures, transactions involving related persons that are not included in one of the above categories are generally reviewed by the Company’s legal department. The legal department determines whether a related person could have a material interest in such a transaction, and any such transaction is submitted to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), authorizes the Company to provide indemnification of the Company’s Directors and officers, and the Company’s Bylaws require the Company to indemnify its Directors and officers, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, each of the Company’s current Directors and executive officers has entered into a separate indemnification agreement with the Company. Finally, the Company’s Certificate of Incorporation and Bylaws limit the liability of Directors to the Company or its stockholders to the fullest extent permitted by the DGCL.

The Company intends that all future transactions between the Company and its officers, Directors, principal stockholders and their affiliates be approved by the Audit Committee, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Other Business

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting; however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Michael E. Marks

Chairman of the Board of Directors

April 30, 2012

BEAZER HOMES USA, INC.

1000 ABERNATHY ROAD

SUITE 1200

ATLANTA, GA 30328

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by SanDisk Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M43804-P24417                 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.                         SANDISK CORPORATION         The Board of Directors recommends you vote     FOR each the following proposals 1:     1. Election of Directors For Against Abstain Nominees: For Against Abstain      1a.   Michael E. Marks 1b.  Kevin DeNuccio 1c.  Irwin Federman 1d.  Steven J. Gomo ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ 2. Ratification of the appointment of Deloitte & Touche LLP by the Audit Committee of the Board of Directors to serve as Beazer Homes USA, Inc.’s independent registered public accounting firm for the fiscal year ending September 30, 2010. ☐ ☐ ☐ 1e.  Eddy W. Hartenstein 1f.  Dr. Chenming Hu 1g.  Catherine P. Lego 1g.  Catherine P. Lego ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

3. Approval of an amendment to the Beazer Homes USA, Inc.’s Amended and Restated Certificate of Incorporation to increase the total number of authorized shares of common stock from 80,000,000 shares to 180,000,000 shares. ☐ ☐ ☐ NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com .                  VIRAGE LOGIC CORPORATION Proxy is solicited by the Board of Directors for the Annual Meeting of Stockholders April 21, 2010 The undersigned hereby appoints Dan McCranie and Brian Sereda, or any of them, each with the power of substitution, and to represent the undersigned at the Annual Meeting of Stockholders of Virage Logic Corporation, to be held at 47100 Bayside Parkway, Fremont, California 94538, on April 21, 2010 at 11:00 a.m Pacific Standard Time, and any continuation or adjournment thereof, and to vote the number of shares of the common stock of Virage Logic Corporation held or owned by the undersigned in accordance with the instructions set forth on this proxy card. Any proxy heretofore given by the undersigned with respect to such shares of common stock is hereby revoked. The shares will be voted as directed on the reverse side. Continued and to be signed on reverse side 0000047900_2 R2.09.05.010